UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

Cleveland BioLabs, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2014

To Our Stockholders:

You are cordially invited to attend the 2014 annual meeting of stockholders of Cleveland BioLabs, Inc. to be held at 10:00 a.m. Eastern Time on June 11, 2014 at the company’s headquarters, 73 High Street, Buffalo, NY 14203. Details regarding the meeting, the business to be conducted at the meeting, and information about Cleveland BioLabs, Inc. that you should consider when you vote your shares are described in this proxy statement.

At the annual meeting, nine persons will be elected to our Board of Directors. In addition, we will ask stockholders to ratify the selection of Meaden & Moore, Ltd. as our independent registered public accounting firm for our fiscal year ending December 31, 2014, and to approve on an advisory basis the compensation of our named executive officers, as disclosed in this proxy statement. The Board of Directors recommends the approval of each of the three proposals. Such other business will be transacted as may properly come before the annual meeting.

We hope you will be able to attend the annual meeting. Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. Regardless of the number of shares you own, please vote your shares as soon as possible. For your convenience, you may vote by telephone by calling toll-free at 1-866-894-0537 or via the Internet at http://www.cstproxyvote.com and following the instructions on the enclosed proxy card. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your continued support of Cleveland BioLabs, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

DAVID C. HOHN, M.D.
Chairman of the Board

April 30, 2014

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TIME:	10:00 a.m. Eastern Time
DATE:	June 11, 2014
PLACE:	Cleveland BioLabs, Inc.
73 High Street
Buffalo, New York 14203

PURPOSES:

1.	To elect nine directors to serve one-year terms expiring at the 2015 Annual Meeting;

2.	To ratify the appointment of Meaden & Moore, Ltd. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	To approve by an advisory vote the compensation of our named executive officers; and

4.	To transact such other business that is properly presented at the annual meeting and any adjournments or postponements thereof.

WHO MAY VOTE:

You may vote if you were the record owner of Cleveland BioLabs, Inc. common stock at the close of business on April 30, 2014, the record date. A list of stockholders of record will be available at the annual meeting and, during the 10 days prior to the annual meeting, at our principal executive offices located at 73 High Street, Buffalo, New York 14203.

All stockholders are cordially invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, we urge you to vote and submit your proxy by Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Leah Brownlee, J.D.
Corporate Secretary
Buffalo, New York

i

Cleveland BioLabs, Inc.

73 High Street

Buffalo, New York 14203

(716) 849-6810

PROXY STATEMENT FOR THE CLEVELAND BIOLABS, INC.

2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

JUNE 11, 2014

This proxy statement, along with the accompanying notice of the 2014 Annual Meeting of Stockholders, contains information about the 2014 Annual Meeting of Stockholders of Cleveland BioLabs, Inc., including any adjournments or postponements of the annual meeting. We are holding the annual meeting at 10:00 a.m. Eastern Time, on June 11, 2014, at the company’s headquarters, 73 High Street, Buffalo, New York 14203.

In this proxy statement, we refer to Cleveland BioLabs, Inc. as “Cleveland BioLabs,” “CBLI,” “the Company,” “we,” “us” and “our.”

This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the annual meeting.

On or about May 9, 2014, we will begin sending this proxy statement, the attached Notice of Annual Meeting of Stockholders and the enclosed proxy card to all stockholders entitled to vote at the annual meeting. Although not part of this proxy statement, we are also sending, along with this proxy statement, our 2013 annual report, which includes our financial statements on form 10-K for the fiscal year ended December 31, 2013.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 11, 2014

This proxy statement and our 2013 annual report to stockholders are available for viewing, printing and downloading at http://www.cstproxy.com/cbiolabs/2014. To view these materials, please follow the instructions on the website or the proxy card you received. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2013 on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “Investors” section of our website at http://irdirect.net/CBLI/corporate_documents. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to:

Cleveland BioLabs, Inc.

73 High Street

Buffalo, New York 14203

Attention: Corporate Secretary

Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company soliciting my proxy?

The Board of Directors of Cleveland BioLabs, Inc. (the “Board”) is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders to be held at the Company’s headquarters located at 73 High Street, Buffalo, New York 14203, on June 11, 2014, at 10:00 a.m., Eastern Time, and any adjournments or postponements of the meeting, which we refer to as the Annual Meeting. The proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

We have sent you this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card, and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 because you owned shares of Cleveland BioLabs, Inc. common stock on April 30, 2014, the record date. The Company intends to commence distribution of the proxy materials to stockholders on or about May 9, 2014.

Who can vote?

Only stockholders who owned our common stock at the close of business on April 30, 2014 (the “record date”) are entitled to vote at the Annual Meeting. On the record date, there were 50,942,798 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock.

You do not need to attend the Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the Annual Meeting and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting. For instructions on how to change or revoke your proxy, see “May I change or revoke my proxy?” below.

Who can attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Seating will be limited.

What do I need to present for admission to the Annual Meeting?

You will need to present proof of your record or beneficial ownership of common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

How many votes do I have?

Each share of our common stock that you own entitles you to one vote.

How do I vote?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares should be voted for or against all, some or none of the nominees for director and whether your shares should be voted for, against or abstain with respect to each of the other proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the Annual Meeting. If your shares are registered directly in your name through our stock transfer agent, Continental Stock Transfer & Trust Company, or you have stock certificates registered in your name, you may vote:

•	By Internet or by telephone. Follow the instructions included in the proxy card to vote by Internet or telephone.

•	By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card, but do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations as noted below.

•	In person at the meeting. If you attend the Annual Meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24-hours a day and will close at 7:00 p.m. Eastern Time on June 10, 2014.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, a “stockholder of record.” This proxy statement, the notice of annual meeting, the proxy card, and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 have been sent directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” This proxy statement, the notice of annual meeting, the proxy card, and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How does the Board recommend that I vote on the proposals?

The Board recommends that you vote as follows:

•	“FOR” the election of the nominees for director;

•	“FOR” the ratification of the selection of Meaden & Moore, Ltd. as our independent registered public accounting firm for our fiscal year ending December 31, 2014; and

•	“FOR” the compensation of our named executive officers, as disclosed in this proxy statement (advisory vote).

If any other matter is presented at the Annual Meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.

May I change or revoke my proxy?

If you give us your proxy, you may change or revoke it at any time before the Annual Meeting. You may change or revoke your proxy in any one of the following ways:

•	by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	by re-voting by Internet or by telephone as instructed above;

•	by notifying the Secretary of the Company in writing before the Annual Meeting that you have revoked your proxy; or

•	by attending the Annual Meeting in person and voting in person. Attending the Annual Meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the Annual Meeting that it be revoked.

Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted.

What if I receive more than one proxy card?

You may receive more than one proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How do I vote?” for each account to ensure that all of your shares are voted.

Will my shares be voted if I do not vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How do I vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your non-voted shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal 2 of this proxy statement) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the Annual Meeting and in the manner you desire.

A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

Your bank, broker or other nominee does not have the ability to vote your uninstructed shares in the election of directors. Therefore, if you hold your shares in street name, it is critical that you cast your vote if you want your vote to be counted for the election of directors (Proposal 1 of this proxy statement). In addition, your bank, broker or other nominee is prohibited from voting your uninstructed shares on any matter related to executive compensation. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in the election of directors or on matters related to executive compensation no votes will be cast on these proposals on your behalf.

What vote is required to approve each proposal and how are votes counted?

Proposal 1: Elect Directors	The nominees for director who receive the most “FOR” votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote customers’ non-voted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of Independent Registered Public Accounting Firm	The affirmative vote “FOR” of a majority of the shares cast affirmatively or negatively for this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ non-voted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Meaden & Moore, Ltd. as our independent registered public accounting firm for 2014, our Audit Committee of our Board will reconsider its selection.

Proposal 3: Approve an Advisory Vote on the Compensation of our Named Executive Officers	The affirmative vote “FOR” of a majority of the shares cast affirmatively or negatively for this proposal is required to approve, on an advisory basis, the compensation of our named executive officers, as described in this proxy statement. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ non-voted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Could other matters be decided at the Annual Meeting?

As of the date of this proxy statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement. If any other items or matters properly come before the Annual Meeting, the proxies received will be voted on those items or matters in accordance with the discretion of the proxy holders.

What are the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their customers and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Votes of stockholders of record who are present at the Annual Meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Who are the persons selected by the Board to serve as proxies?

Yakov Kogan and C. Neil Lyons, the persons named as proxies on the proxy card and voting instruction card accompanying this proxy statement, were selected by the Board to serve in such capacity. Yakov Kogan is the Chief Executive Officer of the Company and C. Neil Lyons is the Chief Financial Officer of the Company.

Who will count the vote?

At the Annual Meeting, the results of stockholder voting will be tabulated by the inspector of elections, our transfer agent, Continental Stock Transfer & Trust Company, appointed by us for the meeting.

Is there a list of stockholders entitled to vote at the Annual Meeting?

Yes. A list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address of and number of shares registered in the name of each stockholder, will be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours, commencing May 28, 2014, and continuing through the date of the Annual Meeting, at our principal offices located at 73 High Street, Buffalo, New York 14203.

Can I access the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders on the Internet?

Our Annual Report to Stockholders for the year ended December 31, 2013, containing financial and other information pertaining to us, is being furnished to stockholders with this proxy statement. The notice of annual meeting of stockholders, proxy statement, proxy card, Form 10-K, and Annual Report to Stockholders are available on the Internet at http://www.cstproxy.com/cbiolabs/2014 and are also available on our website at www.cbiolabs.com under the link “Investors.”

Attending the Annual Meeting

The Annual Meeting will be held at 10:00 a.m., Eastern Time, on June 11, 2014 at the Company’s headquarters located at 73 High Street, Buffalo, New York 14203. When you arrive at the Company’s headquarters, signs will direct you to the appropriate meeting rooms. You need not attend the Annual Meeting in order to vote.

Householding of annual disclosure documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, Continental Stock Transfer & Trust Company, by calling their toll free number, 1-866-894-0537.

If you do not wish to participate in “householding” and would like to receive your own set of proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another stockholder of CBLI and together both of you would like to receive only a single set of proxy materials, follow these instructions:

•	If your shares are registered in your own name, please contact our transfer agent, Continental Stock Transfer & Trust Company, and inform them of your request by calling them at 1-866-894-0537 or writing them at 17 Battery Place, 8th Floor, New York, New York 10004, Attn: Proxy Department.

•	If a broker or other nominee holds your shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

You can choose this option and save the Company the cost of producing and mailing these documents by Continental Stock Transfer & Trust Company:

•	following the instructions provided on your proxy card;

•	following the instructions provided when you vote over the Internet; or

•	going to http://www.cstproxy.com/cbiolabs/2014 and following the instructions provided.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 25, 2014 for (a) the executive officers named in the Summary Compensation Table in the section titled “Executive Officer and Director Compensation,” (b) each of our current directors and director nominees, (c) all of our current directors and executive officers as a group, and (d) each stockholder known by us to beneficially own 5% or more of our outstanding common stock. Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of April 25, 2014 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 50,942,798 shares of common stock outstanding on April 25, 2014.

Shares Beneficially Owned

Name and Title	Number		Percent
Current directors and executive officers
David C. Hohn. M.D.	148,049	(1)	*
Director, Chairman of the Board
James J. Antal	295,258	(2)	*
Director
Julia R. Brown	65,939	(3)	*
Director
Paul E. DiCorleto, Ph.D.	286,968	(4)	*
Director
Anthony J. Principi, J.D.	64,472	(3)	*
Director
Randy S. Saluck, J.D., MBA	254,500	(6)	*
Director
Yakov Kogan, Ph.D., MBA	1,548,943	(7)	2.99%
Director, Chief Executive Officer
Andrei Gudkov, Ph.D., D. Sci.	2,152,979	(8)	4.17%
Director, Chief Scientific Officer
C. Neil Lyons, CPA	282,773	(9)	*
Chief Financial Officer
All current executive officers and directors as a group (9 persons)	5,389,167		10.02%
Director nominees
Daniel F. Hoth, M.D.	—		*
Director nominee
Richard S. McGowan, Esq.	289,286	(5)	*
Director nominee
Alexander Polinsky, Ph.D.	—		*
Director nominee
5% Shareholder
Sabby Management, LLC	5,086,890	(10)	9.99%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Includes 105,000 shares issuable upon the exercise of options to purchase common stock.
(2)	Includes 260,000 shares issuable upon the exercise of options to purchase common stock. Also includes 35,258 shares held by a trust of which Mr. Antal and members of his family are trustees.
(3)	Includes 50,000 shares issuable upon the exercise of options to purchase common stock.
(4)	Includes 245,000 shares issuable upon the exercise of options to purchase common stock.
(5)	Includes 289,286 shares issuable upon the exercise of warrants to purchase common stock.
(6)	Includes 95,000 shares and 50,000 shares of common stock that can be acquired through the exercise of options that are directly owned by Mr. Saluck. Also included are 84,500 shares and 25,000 shares issuable upon the exercise of warrants to purchase common stock, all of which are owned by Mortar Rock LP. Mr. Saluck has voting power and investment power over these shares and investment power over these shares and warrants as he is the Managing Member of Mortar Rock Capital Management, LLC, which manages Mortar Rock LP.
(7)	Includes 735,609 shares issuable upon the exercise of options to purchase common stock. Also includes 123,975 shares of common stock underlying options to purchase common stock and 44,859 shares of common stock issued to Ms. Leah Brownlee, who is employed by us as Vice President - Compliance and Operations and Corporate Secretary. Dr. Kogan disclaims beneficial ownership over the shares beneficially owned directly by Ms. Brownlee. See “Certain Relationships and Related Person Transactions.”
(8)	Includes 635,609 shares issuable upon the exercise of options to purchase common stock.
(9)	Includes 262,500 shares issuable upon the exercise of options to purchase common stock.
(10)	Sabby Management, LLC, Sabby Healthcare Volatility Master Fund, Ltd. and Hal Mintz reported shared voting and dispositive power with respect to 5,086,890 shares of our common stock as of January 14, 2014 in a Schedule 13G filing with the SEC on January 14, 2014. The address of Sabby Volatile Healthcare Fund is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. The address of Sabby Management, LLC and Hal Mintz is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

On April 17, 2014, our Board accepted the recommendation of the Nominating and Corporate Governance Committee and voted to nominate James J. Antal, Julia R. Brown, Anthony J. Principi, J.D., Andrei Gudkov, Ph.D., D.Sci., Yakov Kogan, Ph.D., MBA, Daniel F. Hoth, M.D., Alexander Polinsky, Ph.D., Richard S. McGowan, Esq., and Randy S. Saluck, J.D., MBA for election at the Annual Meeting for a term of one year to serve until the 2015 Annual Meeting of Stockholders, and until their respective successors have been elected and qualified. Two members of our current Board, David C. Hohn, M.D. and Paul E. DiCorleto, Ph.D., will retire from the Board at the meeting, following the expiration of their current terms.

Set forth below are the names of all of our current directors and each of the nominees, their ages, their offices in the Company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board’s conclusion at the time of filing of this proxy statement that each nominee should serve as a director is set forth below.

Name	Age	Position
David C. Hohn, M.D. (4)	72	Director, Chairman of the Board
James J. Antal (1) (2)	63	Director
Julia R. Brown (2) (3)	66	Director
Paul E. DiCorleto, Ph.D. (4)	62	Director
Daniel F. Hoth, Jr., M.D.	68	Director nominee
Anthony J. Principi, J.D. (3)	69	Director
Richard S. McGowan, J.D.	60	Director nominee
Randy S. Saluck, J.D., MBA (1)	48	Director
Alexander Polinsky, Ph.D.	58	Director nominee
Yakov Kogan, Ph.D., MBA	41	Director, Chief Executive Officer
Andrei Gudkov, Ph.D., D.Sci.	57	Director, Chief Scientific Officer

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Retiring from the Board at the Annual Meeting

David C. Hohn, M.D. Dr. Hohn has served as one of our directors since June 2011 and was appointed Chairman of our board in April 2013. Dr. Hohn will retire from the Board at the 2014 Annual Meeting, following the expiration of his current term. From March 1997 to April 2007, Dr. Hohn served as President and Chief Executive Officer of the Roswell Park Cancer Institute and Principal Investigator on Roswell Park’s National Cancer Institute Cancer Center Support Grant. Dr. Hohn retired from his position as President and Chief Executive Officer at Roswell Park Cancer Institute in April, 2007, assuming the title of President and Chief Executive Officer Emeritus and serving as its part-time Executive Director of Health Policy, a position in which Dr. Hohn serves as an advisor to management regarding federal health care policy. Prior to joining Roswell Park, Dr. Hohn served as the Vice President for Patient Care at the M.D. Anderson Cancer Center in Houston, Texas. Until 2012, Dr. Hohn has been active in New York State cancer control initiatives with the American Cancer Society. In 2011, Dr. Hohn was also tasked with leading the planning for the development of a new pediatric hematology and oncology unit in the soon-to-be constructed John R. Oishei Childrens Hospital, a joint project between Roswell Park and the Kaleida Health System. From 2004 to 2007, he was also a former Chair of the board of directors and member of the Executive Committee of the National Comprehensive Cancer Network, an alliance of 21 leading cancer centers, and serves as a member (and former Vice Chair) of the New York State Stem Cell Research (NYSTEM) Board. Since 2008, Dr. Hohn has served as a member of the board of directors of Calspan University of Buffalo Research Center (CUBRC), a non-profit contract research corporation that is a subsidiary of the State University of New York. Dr. Hohn has previously served as a member of a number of Western New York civic and professional boards, including

Hauptmann-Woodward Medical Institute, Buffalo Niagara Partnership and the Buffalo Philharmonic Orchestra. Dr. Hohn received his undergraduate degree in Chemistry in 1964 at the University of Illinois at Urbana and his Doctorate of Medicine in 1970 from the University of Illinois College of Medicine at Chicago.

James J. Antal Mr. Antal became a member of our board in July 2006. Mr. Antal served as Chief Financial Officer of Experian Group Ltd. from 1996 to 2001 and as Chief Investment Officer from 2001 to 2002. Experian is a leading global provider of consumer and business credit information, direct marketing information services, and integrated customer relationship management processes. From 1997 to 2002, he also served on the board of directors of First American Real Estate Solutions, an Experian joint venture with First American Financial Corp. Starting in 2002, Mr. Antal served as an advisor to the board of directors for Plexus Vaccine, Inc., a biotech company, until it was acquired by SIGA Technologies in 2004. In December 2004, he joined the SIGA board of directors, and also currently serves on its audit and corporate governance committees. From May 2004 to August 2005, he was engaged as the Chief Financial Advisor to the Black Mountain Gold Coffee Co. From July 2005 to August 2009, he served on a part-time basis as Chief Financial Officer of Pathway Data Inc., a privately-held company engaged in consumer credit notification and identity theft assistance services. Mr. Antal earned a Bachelor of Science degree in Business Administration with an Accounting major from the Ohio State University in 1973. He became a Certified Public Accountant (Ohio) in 1975. Mr. Antal’s experience in accounting and finance, particularly with respect to biotechnology companies and public reporting companies make him an important asset to our board and a qualified Audit Committee Chairman.

Julia R. Brown Ms. Brown has served as one of our directors since April 2013. Ms. Brown has held a variety of executive positions over her 40 year career in the pharmaceutical industry. From January 2000 to July 2003, Ms. Brown was Executive Vice President of Amylin Pharmaceuticals, Inc., responsible for commercial operations. She served as Advisor to the CEO until 2008. Prior to joining Amylin, Ms. Brown was Executive Vice President of Dura Pharmaceuticals, Inc. Ms. Brown spent over 25 years with Eli Lilly and Company in progressively more senior roles including Vice President of IVAC Corporation and General Manager of its Vital Signs Division and Vice President of Worldwide Marketing for Hybritech. Ms. Brown currently serves on the board of directors of two other development stage pharmaceutical companies, Biodel, Inc. and Targacept, Inc. She is compensation committee chair, and a member of the nominating and governance committees of both companies. Ms. Brown previously served on boards of five other development stage pharmaceutical companies, including Labopharm, Inc. (acquired by Paladin Labs Inc.) and Tanox, Inc. (acquired by Genentech, Inc.). She is a member of the National Association of Corporate Directors and Women Corporate Directors. Ms. Brown is Vice Chair of Corporate Directors Forum. Ms. Brown is Chair Emeritus of the board of trustees of the UC San Diego Foundation and serves on the boards of two industry associations. Ms. Brown is a graduate of Louisiana Tech University where she studied microbiology and biochemistry. Ms. Brown provides our board with drug development and corporate governance expertise.

Paul E. DiCorleto, Ph.D. Dr. DiCorleto has served as one of our directors since June 2004. Dr. DiCorleto will retire from the Board at the 2014 Annual Meeting, following the expiration of his current term. Since 2002, he has served as the Chair of the Cleveland Clinic Lerner Research Institute and Chair of the Department of Molecular Medicine at the Case Western Reserve University School of Medicine. Dr. DiCorleto’s research focuses on the molecular and cellular basis of atherosclerosis. He has been with the Cleveland Clinic since 1981, having served previously as Chair of the Department of Cell Biology, as an Associate Chief of Staff of Cleveland Clinic, and as a current member of the Clinic’s Board of Governors and Board of Trustees. On a national level, Dr. DiCorleto has chaired multiple National Institute of Health and American Heart Association review panels, as well as several national conferences on research into heart and vascular disease. He has published over 100 articles in his field. Dr. DiCorleto is a Community Trustee of Cleveland State University and a member of the Association of American Medical College’s Advisory Panel on Research. Dr. DiCorleto received his undergraduate training in chemistry at Rensselaer Polytechnic Institute and his doctorate in biochemistry from Cornell University.

Daniel F. Hoth, MD. Dr. Hoth is a new nominee to our Board for election at the 2014 Annual Meeting and was recommended by executive management. Since 1997, Dr. Hoth has been a full time consultant in oncology drug development. From 1993 to 1997, he served as Senior Vice President of Development and Chief Medical Officer of Axys Pharmaceuticals, as well as Senior Vice President and Chief Medical Officer at Cell Genesys. Previously, from 1987 to 1993 he was Director, Division of AIDS at the National Institute of Allergy and Infectious Disease and from 1980 to 1987 he served at the National Cancer Institute as Chief, Investigational Drug Branch, responsible for all clinical investigations of IND stage anticancer pharmaceuticals. Dr. Hoth’s experience includes several clinical/scientific advisory Boards, as well as the Board of Directors of three companies, including Seattle Genetics, Inc. from 2006 to 2010, Acologix, Inc. and Symphony Evolution Inc., a joint venture with Exelixis, Inc. He also has served as a consultant to both FDA and NIH in oncology drug development. Dr. Hoth holds a Bachelor’s degree from Franklin and Marshall College and a Medical Doctorate from Georgetown University School of Medicine. Dr. Hoth’s clinical development experience and biotechnology consulting background provides our board with relevant industry guidance.

Alexander Polinsky, Ph. D. Dr. Polinsky is a new nominee to our Board for election at the 2014 Annual Meeting and was recommended by executive management and a security holder. Dr. Polinsky is currently Chief Executive Officer and President of OncoTartis, Inc. and Everon Biosciences, Inc., two biotechnology companies he co-founded in 2009, with Bioprocess Capital Partners and Dr. Andrei Gudkov, our Chief Scientific Officer and board member. Bioprocess Capital Partners is our co-shareholder in Incuron LLC. See “Certain Relationships and Related Person Transactions.” Dr. Polinsky also serves on the Boards of 4Medica, Inc., Gowan Company and AtheroNova, Inc., a public company. In 2008, following eight years in various positions at Pfizer, Dr. Polinsky joined Maxwell Biotech Venture Fund as a Venture Partner. In 2007, he established and served as Chief Executive Officer of The Pfizer Incubator (TPI), starting three biotechnology companies: Fabrus, RGo and Samumed (fka Wintherix). Prior to 2007, he led the development of Pfizer External Research Network and Pharma Incubator concepts at Pfizer Global Research Technology. Between 2001 and 2006, Dr. Polinsky established and managed a $750 million Pfizer investment in the creation of a modern drug screening collection, as well as the company’s global chemistry outsourcing network. He joined Pfizer in 2000 as Vice President, Head of Discovery Technologies at Pfizer La Jolla Labs through a series of acquisitions, starting with Alanex Corporation, a developer of novel computational and combinatorial chemistry technologies, which Dr. Polinsky founded in 1991. Dr. Polinsky worked as a Visiting Scientist at the University of California at San Diego developing new methods for computer-aided drug design until 1990. Dr. Polinsky was previously on the faculty at Moscow University in Russia. He received his Ph.D. in Physical Chemistry from Moscow University in 1982, and completed his post-doctoral training at the Bach Institute for Biochemistry at the Russian Academy of Science. Dr. Polinsky will provide our board with operational expertise in the biotechnology industry.

Richard S. McGowan, Esq. Mr. McGowan is a new nominee to our Board for election at the 2014 Annual Meeting and was recommended by a security holder. Mr. McGowan has been admitted to the practice of law in the states of Connecticut, New York and Massachusetts and numerous Federal Courts for over 30 years, retiring from active practice in 2010. From 1985 to 2009, Mr. McGowan specialized on a national level in the prosecution of mass tort pharmaceutical drug, product liability, and class action cases where he served on several Lead Plaintiff Committees and as Class Counsel, first as a Partner at Rheingold & McGowan, P.C., and then while Of Counsel for Weitz & Luxenberg, P.C. From 2000 to 2008, he was also a partner and President of SFB Holdings, a private investment company that sought to purchase and turn around sub-producing micro-cap companies. Since 2008 he has been involved as a private investor in micro-cap companies. He was an Instructor with the Intensive Trial Advocacy Program at the Cardozo Law School from 1986 to 2001. Mr. McGowan received a Bachelor’s degree from the State University of New York at Stony Brook and a Juris Doctor degree from the University of Boston, School of Law. Mr. McGowan will provide our board with in-depth legal expertise for both the pharmaceutical industry and micro-cap companies.

Anthony J. Principi, J.D. Mr. Principi has served as one of our directors since April 2013. Mr. Principi serves as principal of The Principi Group, a consulting firm. From 2005 through 2010, he was Senior Vice President of Government Relations of Pfizer, Inc. Prior to joining Pfizer, Inc., Mr. Principi served as Secretary of the U.S. Department of Veterans Affairs from 2001 through 2005. In 2005, he served as the Chairman of the Defense 2005 Base Realignment and Closure Commission. Prior to becoming Secretary of the U.S. Department of Veterans Affairs, Mr. Principi was President of QTC Medical Services Inc. from 1999 through 2001 and Senior Vice President of Lockheed Martin IMS from 1995 through 1996. Prior to joining Lockheed Martin IMS, Mr. Principi was Chief Counsel and Staff Director of the U.S. Senate Armed Services Committee from 1993 through 1994, and was Chief Counsel and Staff Director of the U.S. Senate Committee on Veterans’ Affairs from 1984 through 1988. Mr. Principi serves as a director and member of the corporate governance and compensation and evaluation committees of Mutual of Omaha. He is also a member of the board of directors of Engility Holdings, Inc. and is a member of its compensation committee and its nominating/corporate governance committee. Mr. Principi served as Executive Chairman of QTC Management, and was a director of Perot Systems Corporation. Mr. Principi received a Bachelor of Science from the U.S. Naval Academy and a Juris Doctor from Seton Hall University School of Law. Mr. Principi provides our board with expertise in public health and government affairs.

Randy S. Saluck, J.D., MBA Mr. Saluck has served as one of our directors since May 2013. Mr. Saluck has been the Managing Member of Mortar Rock Capital Management, LLC and the Portfolio Manager of Mortar Rock Capital LP, a value-oriented investment fund, since 2005. From 2002 to 2005, Mr. Saluck was a portfolio manager at the investment fund of Meisenbach Capital, LP and, from 2000 to 2002, Mr. Saluck was a senior analyst at Tyndall Partners, LLC, which invested in value-oriented equities and distressed debt. From 1999 to 2000, Mr. Saluck was an analyst at Highfields Capital Management, LLC, where he was responsible for special situations and risk arbitrage. Prior thereto, Mr. Saluck was an investment banker focused on mergers and acquisitions involving a variety of industries at Salomon Brothers Inc. Before becoming an investment banker, Mr. Saluck was a corporate and securities attorney, working at Cahill Gordon & Reindel LLP and then Tenzer Greenblatt LLP. As an attorney, Mr. Saluck worked with numerous small capitalization companies assisting them in the execution of their financing and strategic plans. He received a Bachelor’s degree from the University of Pennsylvania, a Juris Doctor degree from the University of Virginia and an MBA from the Wharton School of the University of Pennsylvania with a concentration in finance and accounting. Mr. Saluck currently serves on the Board of Directors of the Connecticut Region of the Anti-Defamation League. Mr. Saluck provides our board with stockholder perspective and experience in public finance and investor relationships.

Yakov Kogan, Ph.D., MBA Dr. Kogan has served as one of our directors since our inception in June 2003. Dr. Kogan has served as our Chief Executive Officer since June 2012. Previously, he served as our Chief Operating Officer from February 2008 until June 2012 and as our Interim Chief Executive Officer from January 2012 until June 2012. Dr. Kogan also served as our Executive Vice President of Business Development from our inception until February 2008. From 2002 to 2003, he was Director for Business Development at Integrated Genomics where he was responsible for commercial sales and expansion of the company’s capital base. Prior to his tenure in business development, Dr. Kogan worked as a Group Leader/Senior Scientist at Integrated Genomics and ThermoGen, Inc. and as Research Associate at the University of Chicago. Dr. Kogan holds a Ph.D. degree in Molecular Biology from All-Union Research Institute of Genetics and Selection of Industrial Microorganisms (VNIIGenetika) (Moscow, Russia), as well as an MBA degree from the University of Chicago Graduate School of Business. Dr. Kogan’s day-to-day leadership as Chief Executive Officer provides our board with intimate knowledge of our operations.

Andrei Gudkov, Ph.D., D. Sci. Andrei Gudkov, Ph.D., D. Sci. Dr. Gudkov has served as one of our directors and as our Chief Scientific Officer since our inception in June 2003. Since 2007, Dr. Gudkov has served as Senior Vice President of Basic Science and Chairman of the Department of Cell Stress Biology at Roswell Park Cancer Institute. From 2001 to 2007, he was Chairman of the Department of Molecular Biology at the Lerner Research Institute at the Cleveland Clinic and Professor of Biochemistry at Case Western Reserve University. Prior to this he was a tenured faculty member in the Department of Molecular Genetics at the University of Illinois at Chicago, where his lab concentrated on the development of new functional gene discovery methodologies and the identification of new candidate cancer treatment targets. Before emigrating to the United States in 1990, Dr. Gudkov worked at The National Cancer Research Center in Moscow, where he led a broad research program focused on virology and cancer drug resistance. Dr. Gudkov holds a Ph.D. in Experimental Oncology from the Cancer Research Center (Moscow, Russia). Dr. Gudkov provides our board with invaluable insight into the scientific direction of the Company.

Committees of the Board of Directors and Meetings

The Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each comprised entirely of directors who are “independent” as that concept is defined in the corporate governance listing requirements of the NASDAQ Marketplace Rules. Each Committee has a written charter that is posted on our website, www.cbiolabs.com, under the link “Investors” and the section therein titled “Corporate Governance.”

Each of Ms. Brown, Drs. DiCorleto, Hohn, Hoth and Polinsky, and Messrs. Antal, McGowan, Principi and Saluck is independent under The NASDAQ Marketplace Rules and the Securities Exchange Act of 1934 (the “Exchange Act”). In making this determination, the Board found that none of these directors or nominees for director had a material or disqualifying relationship with the company.

Meeting Attendance. The Board has adopted a policy specifying that it is the responsibility of each director to attend all meetings of the Board and all meetings of the committees of the Board on which he or she serves. During the fiscal year ended December 31, 2013, there were thirteen meetings of our Board. No director who served during the fiscal year 2013 attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he or she served during fiscal year 2013.

The Board has adopted a policy requiring that each director make every effort to attend each annual meeting of stockholders. The eight directors then in office and that were up for election attended our annual meeting of stockholders held in 2013.

It is also the policy of the Board to hold executive sessions of non-employee directors at each regularly scheduled Board meeting and, if any of the non-employee directors are not independent, to hold executive sessions of the independent directors at least twice per year. Each of the non-employee directors in fiscal year 2013 was determined by the Board to be independent.

Audit Committee. Our Audit Committee met twelve times during fiscal year 2013. This committee currently has three members, Messrs. Antal (Chairman) and Saluck and Dr. Hohn.

All members of the Audit Committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and by The NASDAQ Stock Market, as such standards apply specifically to members of audit committees. The Board has determined that Mr. Antal is an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 407 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

The Audit Committee generally has direct responsibility and oversight for our accounting policies and internal controls, financial reporting practices, and legal and regulatory compliance. More specifically, the Audit Committee has responsibility to review and discuss the annual audited financial statements and disclosures with management and the independent auditor; review the financial statements and disclosures provided in our quarterly and periodic reports with management and the independent auditor; and oversee the external audit coverage, including appointment and replacement of the independent auditor and pre-approval of all audit and non-audit services to be performed by the independent auditor.

Compensation Committee. Our Compensation Committee met nine times during fiscal year 2013. This committee currently has three members, Ms. Brown (Chairman), Mr. Antal and Dr. DiCorleto.

The Compensation Committee determines and approves the compensation level of executive officers based on an evaluation of their performance in light of our goals and objectives. The Compensation Committee also considers our performance and relative stockholder return, the level and value of similar incentive awards prevalent in the industry, and awards given to executive officers in past years. The Compensation Committee also has the authority to recommend to the Board compensation for directors and the form of this compensation. The Compensation Committee makes recommendations to the full Board with respect to the adoption, amendment, termination, or replacement of both incentive compensation plans and equity-based plans. The Compensation Committee has the power to retain professionals to assist in the evaluation of director and executive compensation, and has the sole authority to retain and terminate any such professional and to approve the professional’s fees. The Compensation Committee may also establish subcommittees of entirely independent directors to evaluate special or unique matters.

For a discussion concerning the processes and procedures for determining executive and director compensation, see “Compensation Discussion and Analysis” and “Executive Officer and Director Compensation.”

Please also see the report of the Compensation Committee set forth elsewhere in this proxy statement.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee met five times during fiscal year 2013 and has three members, Dr. Hohn (Chairman), Ms. Brown and Mr. Principi.

The Nominating and Corporate Governance Committee generally has responsibility for identifying candidates who are eligible under the qualification standards set forth in our Corporate Governance Guidelines and recommending such eligible individuals to serve as members of the Board. It also makes recommendations to the Board concerning the structure and membership of other Board committees. The Nominating and Corporate Governance Committee is also charged with considering matters of corporate governance generally and periodically reviewing and recommending to the Board our corporate governance principles.

In addition, under our current corporate governance policies, the Nominating and Corporate Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Corporate Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources.

If a stockholder wishes to nominate a candidate for director who is not to be included in our proxy statement, it must follow the procedures set forth in our Second Amended and Restated By-Laws, which are described below under “—Nominating Procedures” and “Proposals of Stockholders”.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which it reviews from time to time, to assist the Board in fulfilling its responsibility to exercise its business judgment in what it believes to be the best interests of our stockholders. The Corporate Governance Guidelines are posted on our website, www.cbiolabs.com, under the link “Investors” and the section therein titled “Corporate Governance.”

Code of Ethics for Senior Executives and Financial Officers and Code of Conduct

The Board has adopted a Code of Ethics for Senior Executives and Financial Officers that is specifically applicable to our executive officers and senior financial officers, including our principal executive officer and principal financial officer. The Code of Ethics for Senior Executives and Financial Officers is posted on our website, www.cbiolabs.com, under the link “Investors” and the section therein titled “Corporate Governance.” We have also adopted a Code of Conduct in order to promote honest and ethical conduct and compliance with the laws and governmental rules and regulations to which we are subject. The Code of Conduct is applicable to all of our employees, officers and directors, and is posted on our website, www.cbiolabs.com, under the link “Investors” and the section therein titled “Corporate Governance.”

Board Leadership Structure

Our Corporate Governance Guidelines describe our policies concerning, among other things, the role of the Board and management, proper Board functions, independence, and committee matters. The positions of Chairman of the Board and Chief Executive Officer are currently held by different persons, although we do not have a policy requiring that to be the case. Instead, our Board has the authority to choose its Chairman in any way it deems best for us at any given point in time. Accordingly, our Board reserves the right to vest the responsibilities of the Chief Executive Officer and Chairman in the same person or in two different individuals depending on what it believes is in our best interest. At this time, our Board has determined that separation of these roles most appropriately suits us. Our current Chairman, Dr. Hohn, is retiring from the board following the annual meeting of shareholders. The Company intends to elect a new Chairman at or prior to such time. Further, our Board believes that this division of roles allows our Chief Executive Officer to focus more of his efforts to achieving the goals and objectives of our strategic plan. Our Board believes that there is no single leadership structure that would be most effective in all circumstances and, therefore, retains the authority to modify our Board’s structure to best address our circumstances as and when appropriate.

Role of Our Board in Risk Oversight

The Board, as a whole and at the committee level, has overall responsibility for overseeing our risks, including general oversight of our executive officers’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of our Board in reviewing our strategic plan is an integral aspect of the Board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company.

At the committee level, the Compensation Committee oversees the management of risks relating to our executive compensation. The Audit Committee oversees our risk policies and processes related to the quality and integrity of our accounting, auditing and financial reporting practices, including our audited and unaudited financial statements and internal controls. The Audit Committee is also responsible for addressing risks arising from related party transactions. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest.

Nominating Procedures

As described above, we have a standing Nominating and Corporate Governance Committee and its charter is posted on our website, www.cbiolabs.com, under the link “Investors” and the section therein titled “Corporate Governance.”

The Nominating and Corporate Governance Committee considers many factors when considering candidates for the Board and strives for the Board to be comprised of directors with a variety of experience and backgrounds, who have high-level managerial experience in a complex organization, and who represent the balanced interest of stockholders as a whole rather than those of special interest groups. Other important factors in Board composition include strength of character, mature judgment, specialized expertise, relevant scientific and technical skills, diversity, level of education, broad-based business acumen, experience and understanding of strategy and policy-setting and the extent to which the candidate would fill a present need on the Board. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee believes that it is essential that the Board members represent diverse viewpoints, with a broad array of experiences, skills and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our stockholders.

In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a Nominating and Corporate Governance Committee or stockholder-recommended nominee. However, the Nominating and Corporate Governance Committee does believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters, and no conflict of interest that would interfere with their performance as a director. In the case of current directors being considered for renomination, the Nominating and Corporate Governance Committee will also take into account the director’s history of attendance at meetings of the Board or its committees, the director’s tenure as a member of the Board, and the director’s preparation for and participation in such meetings.

The Nominating and Corporate Governance Committee considers candidates for the Board from any reasonable source, including stockholder recommendations. The Nominating and Corporate Governance Committee does not evaluate candidates differently based on who has made the proposal. The Nominating and Corporate Governance Committee has the authority under its charter to hire consultants or search firms to assist in the process of identifying and evaluating candidates. Candidates are recommended to the Board after consultation with the Chairman of the Board.

Stockholders who wish to suggest qualified candidates should write to the Office of the Secretary, Cleveland BioLabs, Inc., 73 High Street, Buffalo, New York 14203 specifying the name of the candidates and stating in detail the qualifications of such persons for consideration by the Nominating and Corporate Governance

Committee. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. Stockholders who wish to nominate a director for election at an annual meeting of stockholders must comply with our Second Amended and Restated By-Laws regarding stockholder proposals and nominations. See “Proposals of Stockholders” contained herein.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department. However, any stockholders who wish to address questions regarding our business directly with the Board, or any individual director, should direct his or her questions in writing to Cleveland BioLabs, Inc. Board of Directors, c/o Office of the Secretary, 73 High Street, Buffalo, New York 14203. The Office of the Secretary will receive the correspondence and forward it to the director or directors to whom the communication is addressed. From time to time, the Board may change the process or means by which stockholders may communicate with the Board or its members. Please refer to our website, www.cbiolabs.com, for any changes in this process.

Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•	junk mail and mass mailings;

•	resumes and other forms of job inquiries;

•	surveys; and

•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any independent director upon request.

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors. The Board elects officers annually and such executive officers serve at the discretion of the Board. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
C. Neil Lyons, CPA	57	Chief Financial Officer

C. Neil Lyons, CPA Mr. Lyons has been our Chief Financial Officer since September 2012. Mr. Lyons has over 30 years of experience related to operations, finance, SEC compliance, complex financial transactions, strategy, information systems and corporate governance. Prior to joining the Company, from April, 2005 until August, 2011, Mr. Lyons served as Chief Financial Officer and Treasurer of RegeneRx Biopharmaceuticals, Inc., where he led several financial transactions, identified and captured government grant opportunities, directed investor relations activities, developed financial models and implemented investment strategies and employee benefit programs. From 2003 until 2005, Mr. Lyons founded and was the principal of Ironbridge Consulting, a firm that provided financial consulting services, to businesses in the Washington D.C. metro area. From 1998 until 2003, Mr. Lyons was the Vice President, Finance, of SkyBridge Limited Partnership, an international satellite broadband start-up affiliated with Alcatel, where he secured significant amounts of capital and was an active participant in acquisition and joint venture activities. Prior to that, Mr. Lyons served in various positions at Bell Atlantic (now Verizon), from 1996 to 1998, HFS, Inc., a major Department of Defense contractor from 1990 to 1996, and practiced public accounting with Deloitte and Arthur Young from 1979 to 1990. Mr. Lyons is a certified public accountant and received a Bachelor of Science degree in accounting, magna cum laude, from Florida Southern College.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section explains our executive compensation program for 2013 as it relates to our “named executive officers,” or “NEOs,” listed below whose compensation information is presented in the tables following this discussion.

Name	Title
Dr. Yakov Kogan	Chief Executive Officer
Dr. Michael Fonstein	President and Chief Executive Officer, Panacela Labs, Inc. (1)
Dr. Andrei Gudkov	Chief Scientific Officer
Dr. Jean Viallet	Chief Development Officer (2)
Mr. C. Neil Lyons	Chief Financial Officer

(1)	Dr. Fonstein resigned his position as President of Cleveland BioLabs, Inc. on August 31, 2013 and was appointed President and Chief Executive Officer of our majority owned subsidiary, Panacela Labs, Inc. (“Panacela”) effective September 1, 2013 and General Director of Panacela Labs, LLC, a wholly owned subsidiary of Panacela effective November 1, 2013. Dr. Fonstein resigned from the positions of President and Chief Executive Officer of Panacela on March 28, 2014 and indicated his intent to resign from the position of General Director of Panacela Labs, LLC effective June 30, 2014.
(2)	Dr. Viallet became our Chief Development Officer in April 2013 and resigned effective January 3, 2014.

Executive Summary

Our Compensation Committee believes that our executive compensation program is appropriately designed to incentivize our NEOs to work for our long-term prosperity through pay-for-performance incentives, is reasonable in comparison with the levels of compensation provided by our peer group companies, discourages our NEOs from assuming excessive risks, and reflects a reasonable cost. We believe our NEOs are critical to the achievement of our corporate goals, through which we can drive stockholder value. We therefore give considerable thought to the design and administration of our NEO compensation program.

Our NEO compensation packages are designed around the following principles:

•	Align long-term incentive opportunities with stockholder value creation;

•	Attract, motivate and retain qualified individuals to contribute to our growth and success;

•	Provide competitive compensation opportunities consistent with industry practices where we compete for talent; and

•	Maintain a reasonable and responsible cost structure.

The major aspects of our executive compensation program include the following:

•	Competitive Base Pay. The Compensation Committee regularly reviews base pay benchmark data to confirm that our NEOs’ base pay is generally in-line with industry practice and whether to make any adjustments.

•	Strong Pay-for-Performance Principles. A majority of our NEOs’ total potential compensation is contingent on achieving short-term corporate goals as defined in our annual Executive Compensation Plan, referred to in this discussion as our Annual Plan, and achieving long-term corporate goals as defined in our Long-term Executive Compensation Incentive Plan, referred to in this discussion as our Long-term Plan. Our Annual Plan is intended to focus our NEOs on achieving annual value-driving clinical development goals, pre-commercialization. Our Long-term Plan was approved in 2012 and currently has a performance period that expires on December 31, 2016, and is intended to incentivize our NEOs to attain our long-term commercialization goals, either through out-licensing, marketing approval or direct product sales. In light of our 2012 and 2013 corporate performance, we did not award any cash bonuses to our NEOs under our 2012 Annual Plan or under our 2013 Annual Plan. We have not yet awarded any bonuses to our NEOs under our Long-term Plan.

•	Responsible Severance Compensation. Our NEOs’ employment agreements generally provide the executive with severance benefits only if the executive’s employment is involuntarily terminated, or employment terminates due to death or disability. The severance benefits provided in these agreements in the event of an involuntary termination are limited to six months of base salary, and in the event of termination due to death or disability are limited to a maximum of 18 months base salary, and we do not provide any tax gross-up payments.

•	Limited Executive Benefits. We do not offer executive benefits such as car allowances, personal security, financial planning advice, tax preparation services or club memberships.

•	Stockholder Approval Required to Reprice Options. Our current equity plans do not permit repricing of underwater stock options held by our NEOs or other employees without prior stockholder approval.

We held our first stockholder advisory vote on executive compensation in 2011. When determining how often to hold an advisory vote on executive compensation, our Board recommended and our stockholders agreed upon, an annual vote. In 2013 and 2012, approximately 78.0% and 86.3%, respectively, of the votes cast approved our executive compensation described in our prior year’s proxy statement. The Compensation Committee considered these votes an endorsement of its compensation policies, practices and philosophy for our named executive officers and has not made significant changes to its practices as a result.

Compensation Setting Process

Overview

The overall objectives of our compensation program are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals and objectives within our strategic plan, and to align executive compensation with stockholder interests. To achieve these objectives, we have developed an overall compensation strategy, including specific goals that tie the majority of our NEOs’ compensation to performance.

When creating a NEO’s overall compensation package, the Compensation Committee considers the different components of our compensation elements in light of the role the NEO will play in achieving our near term and longer term goals, as well as the compensation packages provided to similarly situated executives at companies we consider to be our peers. Our NEOs’ compensation components are: base salary, the Annual Plan and the Long-term Plan, as discussed more thoroughly in this section. We do not predetermine an allocation of the overall compensation to be represented by the various compensation elements. Rather, the Compensation Committee’s intention is that the incentives provided by the Annual Plan and the Long-term Plan provide a majority of the NEOs’ target total compensation. As a result, a material amount of our NEOs potential compensation has been at risk in any given fiscal year. Our Compensation Committee believes that having a significant portion of our executives’ compensation package at risk has contributed to cultivating a culture in which our NEOs aggressively pursue our corporate performance and strategic goals as they know that their take home pay, to a large extent, depends upon our performance and, to some extent, their contribution to our performance. Additionally, the incorporation of significant equity incentives is designed to mitigate the risk that our NEOs will pursue short-term outcomes at the expense of long-term stockholder value. Performance-based annual cash and stock option compensation awards under our Annual Plan may be made based on the achievement of short-term corporate goals designed to incentivize the executives to create stockholder value and attain short-term performance objectives. Our short-term corporate goals are currently developmental in nature because our product pipeline is pre-commercialization. The corporate goals vary year-to-year, but generally include value-adding achievements such as contract/grant funding, timely completion of research and development objectives, financial performance and cash flow management and stock performance. Performance-based long-term awards under our Long-term Plan are made based on the achievement of corporate commercialization objectives that address out-licensing, drug approval and product sales. The Long-term Plan has a performance period of three and a half years, was first implemented in June 2012 and expires in December 2016. Any awards granted under the Long-term Plan can be settled in either cash or equity, as determined in the Compensation Committee’s discretion.

We believe that the combined mix of these three pay elements allows us to provide a competitive, cost-effective,

total compensation package to our NEOs, largely based on achievement of value-driving milestones. More specifically, the Compensation Committee believes this structure aligns a majority of the NEOs’ potential compensation to performance.

Role of the Chief Executive Officer

The Chief Executive Officer has no role in setting his compensation and is specifically excluded from any discussions related to his compensation. However, the Chief Executive Officer recommends to the Compensation Committee for its approval, proposed corporate performance and strategic goals and their relative weighting for the upcoming fiscal year for the Annual Plan and the Long-term Plan, as well as provides input on the level of attainment of the prior year’s goals, for purposes of determining awards under the Annual Plan and Long-term Plan for all our NEOs, including the Chief Executive Officer. Finally, the Chief Executive Officer regularly provides input to the Compensation Committee during the course of the year regarding the performance and compensation of our other NEOs.

Compensation Committee Decision Making Process

The Compensation Committee approves the compensation packages for all NEOs. When determining the base salary and equity incentive compensation awards, the Compensation Committee considers the ongoing feedback it has received during the prior year from the Chief Executive Officer regarding the performance of each other executive, benchmark data, compensation for new executive hires, as well as high-level strategic issues, such as new trends, plans or approaches to compensation. The Compensation Committee also considers the results of our stockholder advisory votes on executive compensation.

In addition, the Compensation Committee approves the goals and performance target levels, if any, relevant to our Annual Plan and Long-term Plan. Generally, the Compensation Committee’s process for determining Annual Plan and Long-term Plan awards involves: (i) the determination of target award levels, (ii) the establishment of performance goals, and (iii) an evaluation of our actual performance in relation to the performance goals. In 2012, the Compensation Committee approved an adjustment in the Annual Plan cash bonus target levels for all of our NEOs except for Dr. Gudkov from 20% to 30% of “CBLI-only” base compensation, and approved an increase in the Annual Plan cash bonus target level for Dr. Gudkov from 40% to 60% of his annualized cash consulting retainer. Cash and equity compensation under the Annual Plan and Long-term Plan represents a majority of our NEOs’ total potential compensation, which means that a material amount of our NEOs’ potential compensation is at risk. The Compensation Committee and our full board typically set the performance goals of the Annual Plan at the beginning of each year and at the beginning of the Long-term Plan’s performance period. The Compensation Committee recognizes that the research and development environment in which management operates is dynamic, requiring changes as new discoveries are made, or opportunities present themselves. As such the Compensation Committee retains discretion to make upward and downward adjustments to final awards based on the Compensation Committee’s assessment of both the Company’s and the executive’s personal performance. When considering the levels of bonus compensation to award, the Compensation Committee also reviews the individual performance of our NEOs and considers the recommendations of our Chief Executive Officer with respect to the other NEOs.

Role of Compensation Consultants

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee in carrying out its delegated duties. We have not historically hired an outside consulting firm to evaluate our compensation practices or provide recommendations to our Compensation Committee in order to preserve cash to fund our operations. Rather, the Compensation Committee has relied upon significant internally developed benchmark data to guide its decisions.

Compensation Benchmarking

In any year the Compensation Committee may benchmark the compensation for our NEOs with that of executives with similar positions in our industry, adjusting for known or perceived differences between our NEO’s experience and levels of responsibility with the job descriptions reflected for the generalized survey data. Historically, we have not contracted an independent consultant to prepare benchmark data, choosing to survey publicly available data on our own. In December 2012, at the request of our Compensation Committee, our Chief Financial Officer performed a benchmark analysis using two sources: (i) publicly-traded biotechnology companies with market capitalizations of $250 million or less, with the sample having a median market capitalization of $100M, and (ii) the Radford Global Life Sciences data for 2011 for biotechnology companies having between 50 – 150 employees. The Compensation Committee determined that these criteria were appropriate in selecting the peer companies for the study given that we had a market capitalization of $82 million, and that the Radford survey data was appropriate because at such time we had 85 employees. The Compensation Committee used this benchmarking analysis for purposes of verifying that the 2013 base salary and target cash bonuses levels that it had set for the NEOs, in its discretion, were reasonably comparable and in line with market data. These data are compared to our 2013 NEO compensation structure in the table below.

		NEO Base Pay (1) /			2011 Radford
		Target Cash	2011 Proxy Survey (2)		Survey
Position	Compensation Type	Bonus %	Median	Mean	50th percentile
Chief Executive Officer	Base pay Target cash bonus %	$430,000 30%	$488,750 50%	$529,091 49%	$439,300 52%
President	Base pay Target cash bonus %	$355,000 30%	$301,250 30%	$316,245 29%	$400,000 40%
Chief Scientific Officer (3)	Base pay Target cash bonus %	$223,677 60%	$331,540 35%	$312,095 36%	$300,000 Not available
Chief Financial Officer	Base pay Target cash bonus %	$254,500 30%	$306,373 33%	$323,259 36%	$300,000 35%
Chief Development Officer	Base pay Target cash bonus %	$350,000 30%	$359,188 30%	$350,690 31%	$358,475 35%

(1)	The base pay numbers in this table represent the sum of: (i) the NEO’s targeted annualized rate of base pay from CBLI as of January 1, 2013, plus (ii) the NEO’s targeted annualized cash compensation as of January 1, 2013 to be paid by CBLI’s majority owned subsidiaries, Incuron and Panacela, which target amounts are further described in the table below entitled “2013 Executive Compensation Summary.” Effective June 30, 2013 and January 1, 2014, cash compensation to our executive officers was terminated by Incuron and Panacela, respectively. 2013 base salaries were unchanged from those paid in 2012 with the exception of the Chief Development Officer, which was a newly hired position on April 1, 2013. Actual compensation paid to the NEOs by our majority-owned subsidiaries and us for the year ended December 31, 2013 can be found in the Summary Compensation Table later in this document.
(2)	This survey included the following companies: Celldex Therapeutics, Inc., Sarepta Therapeutics, Inc., Threshold Pharmaceuticals, Inc., Novavax, Inc., Geron Corporation, Progenics Pharmaceuticals Inc., BioCryst Pharmaceuticals, Inc., SIGA Technologies, Inc., Peregrine Pharmaceuticals, Inc., Cytokenetics Incorporated, Hemispherx Biopharma, Inc., CytRx Corporation, PharmAthene, Inc., Cyclacel Pharmaceuticals, Idera Pharmaceuticals, Inc., GenVec, Inc. and Aeolos Pharmaceuticals, Inc. The median market capitalization of these companies was $100 million.
(3)	The Chief Scientific Officer is a part-time consulting position for CBLI evaluations.

The Compensation Committee evaluates the performance of our executive officers in light of performance goals and objectives established for the Annual Plan and Long-term Plan at least once a year. Based upon these evaluations, the Compensation Committee determines the annual compensation for our executive officers, including base salary, cash consulting fees, cash bonus and equity compensation. In its evaluation of the NEOs, the Compensation Committee considers, among other things, the following:

•	overall management of the Company;

•	progress achieved by our drug candidates;

•	stockholder return;

•	the maintenance of successful relationships with our board and stockholders;

•	our financial performance with respect to the preparation of and compliance with our budget, including capital reserves;

•	success in securing new government contracts and grants and other third-party funding, and progress under such contracts and other funding arrangements once obtained; and

•	regulatory compliance (including compliance with NASDAQ rules, the securities laws, FDA regulations, etc.).

Typically, the Compensation Committee meets at least twice per year to make compensation decisions for our NEOs, with greater frequency if necessary. The Compensation Committee also meets and confers regularly in executive session. The Compensation Committee met nine times during 2013.

The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer and our other executive officers, as needed. From time-to-time, various members of our management, as well as outside advisors, may make presentations to the Compensation Committee. The Compensation Committee charter grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as the authority to obtain, at our expense, advice and assistance from external advisors that the Compensation Committee considers appropriate in the performance of its duties. As part of its deliberations, the Compensation Committee may review financial reports, projections, operational data, tax and accounting information. The Compensation Committee also considers historical base salary, bonus and equity information including: (1) equity grant history; (2) vested and unvested potential gain on equity awards using an assumed selected series of stock prices at points in time; and (3) stock option exercise history, in its compensation decisions. In determining 2013 NEO compensation, the Compensation Committee also considered the recommendations of our Chief Executive Officer with respect to the other NEOs and each executive’s individual performance.

2013 Executive Compensation Summary

The following table summarizes our 2013 salaries and targeted levels of 2013 annual incentive bonuses and targeted levels of 2013 equity awards for our NEOs.

	Source of Cash Compensation
Position	CBLI	Majority-owned Subsidiaries (1)	Total Cash Compensation	Cash Incentive Bonus Target	Target Number of Stock Options (3)
Dr. Yakov Kogan (4)	$345,000	$85,000	$430,000	30%	150,000
Dr. Michael Fonstein (5)	270,000	85,000	355,000	30%	150,000
Dr. Andrei Gudkov (6)	138,677	85,000	223,677	60%	150,000
Mr. Neil Lyons	254,500	—	254,500	30%	150,000
Dr. Jean Viallet (7)	350,000	—	350,000	30%	150,000

(1)	As of January 1, 2013, Drs. Kogan, Fonstein and Gudkov were each targeted to receive an annual cash retainer of $50,000 for serving on the board of directors of Incuron, LLC and an annual cash retainer of $35,000 for serving on the board of directors of Panacela Labs, Inc. Effective June 30, 2013 and January 1, 2014, board service compensation to our executive officers was terminated by Incuron and Panacela, respectively.
(2)	The cash incentive bonus, if earned, would become payable under our 2013 Annual Plan. The cash incentive bonus target is referenced in the table above as a percentage of the “CBLI–base pay.” The maximum potential incentive bonus award level is 200% of the target amount. As described below, no cash incentive bonuses were actually awarded under our 2013 Annual Plan.

(3)	The target stock option award levels were approved for the 2013 Annual Plan, with such options to be granted during the first quarter of 2014 if we achieved our 2013 performance goals, with the maximum potential stock option award levels set at 200% of the target number of shares. As described below, no stock options were actually granted to NEOs under the 2013 Annual Plan. However, as further described below, retention equity awards were granted to certain NEOs in March 2014.
(5)	Dr. Fonstein resigned his position as President of Cleveland BioLabs, Inc. on August 31, 2013 and was appointed President and Chief Executive Officer of our majority owned subsidiary, Panacela, effective September 1, 2013 and General Director of Panacela Labs, LLC, a wholly owned subsidiary of Panacela effective November 1, 2013. Dr. Fonstein resigned from the positions of President and Chief Executive Officer of Panacela on March 28, 2014 and indicated that his intent to resign from the position of General Director of Panacela Labs, LLC effective June 30, 2014.
(6)	Dr. Gudkov serves as our Chief Scientific Officer on a part-time basis.
(7)	Dr. Viallet commenced employment with us on April 1, 2013. All figures in the table above for Dr. Viallet are annual rates of pay or otherwise assuming full twelve months of employment.

2013 Base Cash Compensation

The purpose of base salary is to provide a level of fixed compensation to our NEOs in order to attract and retain executives with the qualifications desired for the particular position. The Compensation Committee reviews base salaries annually, and usually considers adjusting base salaries to reflect our performance over the preceding year while considering the annual base salary increase trend data reflected by the benchmark data. These guidelines are used throughout our Company in determining appropriate base salary increases for all our employees. For 2013, the Compensation Committee’s aim, in line with CBLI’s general philosophy to set target compensation levels that are competitive while maintaining a reasonable cost structure, was to approve 2013 CBLI base salary increases based upon our 2012 performance levels. Based upon its evaluation of our 2012 performance levels, in January 2013 the Compensation Committee did not approve a merit increase for the base salary for any of our NEOs for 2013. In taking such action, the Compensation Committee specifically considered our stock price performance during 2012.

Incentive Compensation

The Compensation Committee, in its discretion, may establish incentive plans and otherwise award cash and/or equity bonuses to our executive officers. The amounts of both the cash and equity bonuses are determined based on performance, which is evaluated annually under the Annual Plan, and periodically as goals are achieved under the Long-term Plan. The cash and equity bonuses for each of our executive officers is based on various factors, including, among others, the achievement of various operating milestones based on scientific and business goals, our financial performance, the performance of our stock, and our establishment and compliance with satisfactory corporate governance practices. The operating milestones used in the evaluation of our annual incentive compensation are based on annual proposals made by our executive officers, which are then evaluated and ultimately approved by the Compensation Committee. We believe that annual incentive bonuses motivate and encourage our executive officers to fulfill the short-term goals required for our long-term strategic plan.

2013 Annual Plan - Cash Bonuses

The target annual cash bonus awarded to each executive officer under the Annual Plan is determined based on a percentage of such executive officer’s base salary paid by CBLI directly, i.e. payments from majority-owned subsidiaries are not included in the base salary calculation for such purposes. The target cash bonus levels for 2013 were set at 30% of base salary, with a maximum potential bonus of 60% of base salary, except for Dr. Gudkov. Dr. Gudkov’s target cash bonus was set at 60% of his annualized cash-consulting retainer, with a maximum potential bonus of 120% of his annualized cash-consulting retainer. Dr. Gudkov’s incentive compensation percentages in relation to his base cash compensation are doubled to reflect the lesser amount of cash compensation paid to him in his consulting role and that the consulting services that he provides are critical to the attainment of our performance goals. These target bonus levels for 2013 were approved by our Compensation Committee after taking into account the benchmarking study as well as the financial condition of the Company. In 2013, the Committee revised our Annual Plan structure to make it more subjective. While the Committee approved listed goals, they reserved the right to determine actual bonuses in a subjective fashion at the end of the year, taking into account the original goals and other factors the Committee determined are material, in its discretion. The minimum bonus amount is zero, and the maximum is 200% of the target bonus amount. If the Committee determined that bonuses should not be awarded for corporate achievement for any reason, bonuses will not be paid. We believe this fully discretionary bonus structure allows the Committee to be responsive to the uncertainties and lack of predictability associated with being a development-stage biotechnology company. The performance goals established for the annual cash bonus plan for 2013 by the Compensation Committee related to:

•	Advancement of Entolimod development for biodefense and for oncology indications;

•	Advancement of development of CBL0137;

•	Advancement of development of CBLB612;

•	Compliance with all grants and contracts;

•	Improving the Company’s operational and clinical development capabilities;

•	Provide financing into 2015, and meeting operating financial forecast; and

•	Compliance with all applicable rules and regulations

2013 Annual Plan - Equity Bonuses

The Compensation Committee believes that granting stock options provides executive officers with a strong economic interest in maximizing stock price appreciation over the long term. The Compensation Committee also believes that the practice of granting stock options can be useful in retaining and recruiting the key talent necessary to ensure our continued success. This element of compensation has been governed by the Cleveland BioLabs, Inc. Equity Incentive Plan, as amended (the “Equity Plan”). The Equity Plan is administered by our Compensation Committee, which reviews executive management’s recommendations concerning stock option grants, and determines the number of stock options to be granted to each person, and the terms and conditions of any stock options as permitted under the Equity Plan. The exercise price of stock options is based on the value of a share of our common stock on the date of grant. The options, therefore, do not have any value to the executive officer unless the market price of our common stock rises, which aligns the interests of our executive officers with those of our stockholders. Through these option grants, we seek to emphasize the importance of improving the performance of our stock price, increasing stockholder value over the long term.

Our target stock option bonus for 2013 under the Annual Plan was set at 125,000 stock options for each NEO, with a maximum of 250,000 stock options, with the actual number of stock options to be granted to be determined by the Compensation Committee in early 2014 based upon our 2013 performance. The Compensation Committee determined in its subjective judgment that these target awards levels were appropriate to provide sufficient incentives to the NEOs to attain our 2013 performance goals. If granted, such stock options would be immediately fully vested on the applicable grant date, and would have an exercise price per share equal to the value of our stock on the applicable grant date.

Actual 2013 Annual Plan Awards

In the first quarter of 2014, the Compensation Committee determined that in light of our cash position at December 31, 2013, and the lack of returns to our investors as evidenced by our stock price on such date, and recent negative news regarding the closing of contract negotiations with BARDA, that it would exercise its discretion so that notwithstanding attainment of the 2013 performance goals, no 2013 cash bonuses would be awarded under our Annual Plan and no target stock option bonus awards would be granted under our 2013 Annual Plan.

2014 Retention Equity Awards

The Compensation Committee did not approve the grant of any stock option bonus awards under our 2013 Annual Plan, due to consideration of the current market for the Companies securities. However, in March 2014, the Compensation Committee granted stock options for 150,000 shares to each of Messrs. Kogan, Gudkov and Lyons as a retention bonus to incentivize each of our executives to remain at the Company and to execute value-driving tasks that may lead to recovery of our stock price. The awards were based on 120% of the annual targeted equity award of 125,000 options, with the options vesting at issuance. The Compensation Committee used information contained in the surveys mentioned above and the Company’s past practices in option issuances in determining what was reasonable to award with the objective of countering new hire option grants that could be proposed by a competitive employer. In March 2014, the Compensation Committee determined not to grant such stock options to subsidiary executives, including Dr. Fonstein.

Long-Term Executive Compensation Plan

On June 13, 2012, the Compensation Committee approved our Long-term Plan, which includes three major milestone performance goals for our NEOs. Following adoption of the Long-term Plan in mid-2012, the Compensation Committee has not approved any other long-term incentive plan for our NEOs. The milestone performance goals under our Long-term Plan are:

Goal #1 – Approval of a BLA for Entolimod (previously known as CBLB502) for treatment as a single agent to reduce the risk of death following total body irradiation during or after radiation disaster (medical radiation countermeasure (“MRC”) application);

Goal #2 – Entolimod MRC - Cumulative Firm Orders (all countries exceed $100 million);

Goal #3 – Cumulative proceeds from upfront and milestone payments from licensing deals for any CBLI compounds exceed $12 million (the licensing deals done for the compounds from our subsidiaries will be adjusted by the percentage of CBLI ownership when the licensing agreement is executed).

These goals were selected for our Long-term Plan as they were determined by the Compensation Committee to be the best indicators of achieving increased value. The applicable payout levels for attainment of each goal were determined in the Compensation Committee’s subjective judgment to be at levels sufficient to incentivize our NEOs to attain such goals, and that the benefit to the Company of such attainment was greater than the cost. Under the Long-term Plan, awards would be paid to each NEO upon achievement of each strategic objective, subject to the NEO’s continued services with us through such attainment, as outlined below.

Upon achievement of Goal #1 in the United States, each NEO will be paid a bonus equal to 100% of their base salary or cash consulting retainer, as applicable, as determined by reference to their respective base salary and cash retainer levels in effect on the applicable Goal #1 achievement date.

Upon the first occurrence of the achievement of Goal #1 in Australia, Brazil, Canada, China, European Union, India, Japan, Mexico or Russian Federation, each NEO will be paid a bonus equal to 33% of their base salary or cash consulting retainer, as applicable, as determined by reference to their respective base salary and cash retainer levels in effect on the applicable Goal #1 achievement date. In addition to the above described bonuses, upon the achievement of Goal #1 in the United States or in another country listed above, an amount equal to 100% of the total of the executive team’s aggregate bonus amount will be placed into an employee bonus pool to be distributed to non-executive employees of CBLI, with such bonus amounts allocated at the sole discretion of the executive team.

The following percentages of cumulative firm order/licensing proceeds will be paid to each executive upon achievement of each strategic goal/milestone:

•	Upon achievement of Goal #2 or Goal #3, 4% of any cash that the Company receives from all cumulative orders/licensing payments will be allocated to an executive bonus pool, which will be distributed among the members of the executive team, with the allocation among the executive team members to be determined on a pro-rata basis based on 100% of then current CBLI annual base salaries or cash consulting retainer, as applicable, with respect to each NEO.

•	An additional 1% of all received cumulative orders/licensing payments will be allocated to an employee bonus pool, which will be distributed among the Company’s non-executive senior employees on a pro rata basis based on salary.

Based on the Company’s cash position when a goal is achieved, the Compensation Committee will determine whether the incentive payouts will be made in the form of cash or stock, or a combination of both. The Long-term Plan will expire on December 31, 2016 and no amount will be payable under the Long-term Plan for any goal not achieved by that date. As of April 25, 2014, none of the prescribed goals have yet been attained under the Long-term Plan and no bonus amounts have been paid under the Long-term Plan.

Severance and Change in Control Agreements

We also provide certain of our executive officers with severance and change of control arrangements in their employment contracts. We believe that severance and change of control packages are a common characteristic of compensation for executive officers. They are intended to provide our executive officers with a sense of security in making the commitment to dedicate their professional careers to our success. Due to our size relative to other public companies and our operating history, we believe that severance and change in control arrangements are necessary to help us attract and retain skilled and qualified executive officers to continue to grow our Company.

Executive Benefits

Our executive benefits are generally limited to the same benefits we offer to all of our employees, except that Dr. Gudkov does not participate in any of our employee benefit plans because he is not our employee. Additionally, we provided Dr. Fonstein with reimbursement for a portion of the cost of his maintaining an apartment near our Buffalo, New York office. The total amount that we spent on Dr. Fonstein’s apartment reimbursement benefit during 2013 was $10,000, which was approximately 75% of the cost of the apartment rental. This benefit was provided to Dr. Fonstein in lieu of paying for hotel costs when Dr. Fonstein travels to our Buffalo, New York office from his primary residence near Chicago, Illinois approximately two weeks per month.

Our Compensation Policies

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code limits the amount that a public company may deduct from federal income taxes for remuneration paid to the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer) to $1 million per year per covered executive officer. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” including the gain recognized by executive officers upon the exercise of certain compensatory stock options and other compensation based on performance criteria that are approved in advance by stockholders. We are mindful of the benefit to the Company and its stockholders of the full deductibility of compensation. However, we believe that there may be times when we need to retain flexibility in compensating our executive officers in a manner that we believe will best promote our corporate objectives even though the compensation may not be fully deductible under Section 162(m). Therefore, we have not adopted a policy that requires that all compensation be deductible.

Accounting Considerations

The accounting impact of our equity compensation program is one of many factors that the Compensation Committee may consider in determining the size and structure of our program.

Common Stock Ownership Requirements

While we have not adopted a formal written policy on common stock ownership requirements, part of our compensation philosophy involves facilitating common stock ownership by our executive officers through the grant of equity awards because we believe that it helps to align their financial interests with those of our stockholders.

Timing of Awards

The Compensation Committee has the authority to grant equity awards under our Equity Plan. The Compensation Committee strives to ensure that any award is made in such a manner to avoid even the appearance of manipulation because of its award date. It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price.

Compensation Recovery Policy

We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Compensation Committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this Proxy Statement, with our management. Based on this review and discussion, the Compensation Committee has recommended to our board that the Compensation Discussion and Analysis be included in our Annual Report.

Members of the Compensation Committee Julia R. Brown (Chairman) Paul E. DiCorleto James J. Antal

RISKS RELATED TO COMPENSATION PRACTICES AND POLICIES

We regularly assess the risks related to our compensation programs, including our executive compensation programs, and do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our Company. At the Compensation Committee’s direction, management provides ongoing information to the Compensation Committee regarding compensation factors that could mitigate or encourage excessive risk-taking. In its discussions, the Compensation Committee considered the attributes of our programs, including:

•	significant management oversight over employee compensation;

•	a balance of annual and milestone- or target-based incentives for senior executives; and

•	the use of multiple objective performance metrics.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table shows the total compensation paid or accrued during the last three fiscal years ended December 31, 2013, 2012 and 2010 to our (1) Chief Executive Officer, (2) President, (3) Chief Financial Officer, (4) Chief Development Officer and (5) Chief Scientific Officer.

Name and Principal Position	Year	Salary (1) ($)		Bonus ($)	Stock Awards ($)	Option Awards (2) ($)		Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation ($)		Total ($)
Yakov Kogan	2013	407,615		—	—	121,898	(8)	—	10,000	(14)	539,513
Chief Executive Officer	2012	395,438	(4)	—	—	253,427	(9)	—	19,379	(14)	668,244
	2011	311,975		—	—	743,557	(10)	23,577	10,856	(14)	1,089,965

Michael Fonstein	2013	315,059	(5)	—	—	95,370	(8)	—	205,685	(15)	616,114
President	2012	388,749	(4)	—	—	129,172	(11)	—	22,672	(16)	540,593
	2011	385,326		—	—	743,557	(10)	30,179	378	(14)	1,159,440

C. Neil Lyons	2013	255,479		—	—	89,896	(8)	—	10,000	(14)	355,375
Chief Financial Officer	2012	255,485	(4)	—	—	43,057	(11)	—	5,509	(14)	304,051
	2011	83,336	(6)	—	—	217,500	(12)	7,500	2,544	(14)	310,880

Jean Viallet	2013	265,192	(7)	—	—	140,548	(13)	—	61,038	(17)	466,778
Chief Development Officer

Andrei Gudkov	2013	215,343		—	—	97,967	(8)	—	—		313,310
Chief Scientific Officer	2012	222,229	(4)	—	—	129,172	(11)	—	—		351,401
	2011	184,882		—	—	743,557	(10)	24,476	—		952,915

(1)	Base salary includes compensation received from our consolidated subsidiaries, Incuron and Panacela. For 2013 Drs. Kogan, Fonstein and Gudkov earned $60,000, $133,075 and $76,667 from these subsidiaries, respectively. For 2012, Drs. Kogan, Fonstein and Gudkov each earned $85,000 from these subsidiaries. For 2011, Drs. Kogan, Fonstein and Gudkov each earned $50,000 from Incuron.
(2)	These amounts represent the aggregate grant date fair value for stock option awards computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in our Consolidated Financial Statements, included in our respective Annual Reports on Form 10-K.
(3)	The Company’s cash bonuses are paid under our executive compensation plan. As such, the bonus amounts are reported in the column “Non-Equity Incentive Plan Compensation.”
(4)	For fiscal 2012, the executives opted to receive a restricted stock grant in lieu of a portion of their cash salary. The restricted stock was granted on June 26, 2013, and had a vesting date of December 16, 2013. For fiscal 2013, the amount of salary foregone was $37,375, $10,969, $27,571 and $17,367 for Dr. Kogan, Dr. Fonstein, Mr. Lyons, and Dr. Gudkov, respectively. The grant date fair values of these awards were $43,971, $12,904, $32,437, and $20,432 for Dr. Kogan, Dr. Fonstein, Mr. Lyons, and Dr. Gudkov, respectively. For the number of shares of restricted stock issued to the executives, see the Grants of Plan-Based Awards Table.
(5)	Dr. Fonstein terminated service as the Company’s President on August 31, 2013, keeping his position as Chief Executive Officer and President of Panacela Labs, Inc. and General Director of Panacela LLC.
(6)	Mr. Lyons commenced service as the Company’s Chief Financial Officer on September 1, 2011.
(7)	Dr. Viallet commenced service as the Company’s Chief Development Officer on April 1, 2013.

(8)	Represents options to purchase shares of common stock, granted in May 2013 for performance during fiscal 2012, which vest when the Company’s common stock closes at a price of $5.00 or more for 5 consecutive trading days and have an exercise price of $1.54 per share. The share award amounts for Drs. Kogan, Fonstein and Gudkov and Mr. Lyons were 104,588, 81,828, 84,057 and 77,131, respectively.
(9)	Represents (i) options to purchase 56,250 shares of common stock, granted in January 2012 for performance during fiscal 2011, which vested immediately and have an exercise price of $3.35 per share, and (ii) options to purchase 100,000 shares of common stock, granted in June 2013 for promotion to Chief Executive Officer, which vested immediately and have an exercise price of $1.79 per share.
(10)	Represents (i) options to purchase 149,609 shares of common stock, granted in March 2011 for performance during fiscal 2010, which vested immediately and have an exercise price of $7.16 per share.
(11)	Represents options to purchase 56,250 shares of common stock each for Drs. Fonstein and Gudkov and 18,750 shares of common stock for Mr. Lyons, granted in January 2012 for performance during fiscal 2011, which vested immediately and have an exercise price of $3.35 per share.
(12)	Represents options to purchase 125,000 shares of common stock, granted in September 2011, which vest in four annual tranches with the first tranche vesting upon issuance and have an exercise price of $2.41 per share.
(13)	Represents options to purchase 100,000 shares of common stock, granted in April 2013, which vest in four annual tranches with the first tranche vesting upon issuance and have an exercise price of $2.04 per share.
(14)	Consists primarily of 401(k) matching contributions.
(15)	Consists of severance paid by CBLI of $155,000, vacation paid upon severance of $31,085, reimbursement for apartment maintained in Buffalo, New York of $10,000 and 401(k) matching contributions of $9,600.
(16)	Consists of reimbursement for apartment maintained in Buffalo, New York and 401(k) matching contributions.
(17)	Consists of $53,500 in consulting fees prior to Dr. Viallet becoming our Chief Development Officer and 401(k) matching contributions.

Grants of Plan-Based Awards

The following table shows information regarding grants of non-equity incentive plan awards and grants of equity awards that we made during or applicable to the fiscal year ended December 31, 2013 to each of the executive officers named in the Summary Compensation Table.

Name	(1) Grant Date	Compensation Committee Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Awards: Number of Shares of Stock or Units (#)	Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold #	Target #	Maximum #
Yakov Kogan	5/13/2013	2/6/2014 5/13/2013	$51,750	$103,500	$207,000	— 50,000	— 125,000	— 250,000	— —	— 104,588	$	— 1.54	$	— 121,898
Michael Fonstein	5/13/2013	2/6/2014 5/13/2013	$40,500	$81,000	$162,000	— 50,000	— 125,000	— 250,000	— —	— 81,828	$	— 1.54	$	— 95,370
C. Neil Lyons	5/13/2013	2/6/2014 5/13/2013	$38,175	$76,350	$152,700	— 50,000	— 125,000	— 250,000	— —	— 77,131	$	— 1.54	$	— 89,896
Jean Viallet	4/1/2013	2/6/2014 4/4/2014	$52,500	$105,000	$210,000	— 50,000	— 125,000	— 250,000	— —	— 100,000	$	— 2.04	$	— 140,549
Andrei Gudkov	5/13/2013	2/6/2014 5/13/2013	$41,603	$83,206	$166,412	— 50,000	— 125,000	— 250,000	— —	— 84,057	$	— 1.54	$	— 97,967

(1)	All stock option awards granted on May 13, 2013 were for services rendered in fiscal 2012 and do not vest until the Company’s common stock closes at or above $5.00 per share for five consecutive trading days.

The amounts in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” and “Estimated

Possible Payouts Under Equity Incentive Plan Awards” columns represent the minimum, target and maximum amounts that our named executive officers were eligible for pursuant to our executive compensation plan. Actual amounts paid to each of the named executive officers under this plan, if any, are set forth in the Summary Compensation Table above.

As discussed in footnote (2) to the Summary Compensation Table above, the stock awards and stock options in the table above represent awards granted in the year ended December 31, 2013 and the grant date fair value relating thereto computed in accordance with FASB ASC Topic 718. For a discussion of the stock awards and stock options granted in respect of services provided in the year ended December 31, 2013, see the discussion under “Compensation Discussion and Analysis—Our Executive Compensation Plan—Incentive Compensation” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Option Exercises

There were no exercises of stock options by any of our named executive officers during the fiscal year ended December 31, 2013.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not have any nonqualified defined contribution plans or other deferred compensation plan.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Yakov Kogan

We entered into an employment agreement dated as of August 1, 2004 with Yakov Kogan, our Chief Executive Officer, which included a three-year initial term and is renewed annually for successive one-year periods, unless earlier terminated in accordance with its terms.

Dr. Kogan was paid a base CBLI salary, exclusive of salaries paid by our subsidiaries, at an annual rate of $345,000 as of December 31, 2013. In addition, Dr. Kogan is eligible to earn an annual bonus based on corporate targets set by our board on an annual basis. For fiscal year 2013, in light of our cash position at December 31, 2013, and the lack of returns to our investors as evidenced by our stock price on such date, the Compensation Committee disregard the level of attainment of the 2013 performance goals. As such, no 2013 cash or equity bonuses were awarded under the 2013Annual Plan. For fiscal year 2012, and in lieu of any cash and option bonuses otherwise due under the 2012 Executive Compensation Plan, the “2012 Plan,” Dr. Kogan was awarded a stock option grant on May 13, 2013 to purchase 104,588 shares of our common stock, with an exercise price of $1.54 per share, the closing price of the Company’s stock on the date of award. The Compensation Committee delayed the grant date for this award until two trading days after the Company exited its black-out period on May 9, 2013. The number of shares subject to this option were based on an overall dollar value equal to 30% of Dr. Kogan’s CBLI-only base pay as of December 31, 2012, divided by the per share Black-Scholes value of such option as determined on the grant date. The option will vest only if the average closing price of our stock is $5.00 or more for five consecutive trading days, subject to Dr. Kogan’s continued services with us through such date. In fiscal year 2012, Dr. Kogan received stock options to purchase 56,250 shares of our common stock, which were awarded as part of his bonus for 2011. On June 13, 2012, Dr. Kogan was also issued 100,000 shares of our common stock commensurate with his appointment as the Chief Executive Officer of the Company. Both option grants were fully vested upon grant. In addition, Dr. Kogan was paid $19,379 in fiscal year 2012 for 401(k) matching contributions and payment for unused vacation in accordance with the Company’s vacation policy.

Dr. Kogan’s employment agreement provides that such agreement will automatically be terminated on the date of his death. Furthermore, the employment agreement permits us to terminate Dr. Kogan upon written notice at any time, with or without cause, or due to a permanent disability.

If Dr. Kogan was terminated by us without cause as described in the agreement, he would be entitled to severance pay equal to six months of his annual salary. In order to comply with Section 409A of the Internal Revenue Code, in certain instances, such severance may be delayed until the earlier of six months and one day after such executive’s separation from service or his death. The employment agreement also contains confidentiality, assignment of inventions, non-competition and non-solicitation provisions to help protect the value of our intellectual property.

Michael Fonstein

Dr. Fonstein resigned as the Company’s President on August 31, 2013 and was thereafter appointed President and Chief Executive Officer of our majority owned subsidiary, Panacela, effective September 1, 2013 and General Director of Panacela Labs, LLC, a wholly owned subsidiary of Panacela effective November 1, 2013. Dr. Fonstein resigned from the positions of President and Chief Executive Officer of Panacela on March 28, 2014 and indicated that his intent to resign from the position of General Director of Panacela Labs, LLC effective June 30, 2014.

Dr. Fonstein was paid a base CBLI salary, exclusive of salaries paid by our subsidiaries, at an annual rate of $270,000 for the first eight months of the calendar year. Upon his resignation he was issued 90,116 shares of the Company’s common stock, worth $1.72 per share or $155,000 in total which approximated six months severance, and he was paid $31,132 in unused vacation. Starting September 1, 2013, Dr. Fonstein received a salary at the annual rate of $250,000 from Panacela. Dr. Fonstein was eligible to earn a bonus for 2013 if one was awarded. However, for fiscal year 2013, in light of our cash position at December 31, 2013, and the lack of returns to our investors as evidenced by our stock price on such date, the Compensation Committee disregard the level of attainment of the 2013 performance goals. As such, no 2013 cash or equity bonuses were awarded under the 2013Annual Plan. For fiscal year 2012, and in lieu of any cash and option bonuses otherwise due under the 2012 Plan, Dr. Fonstein was awarded a stock option grant on May 13, 2013 to purchase 81,828 shares of our common stock, with an exercise price of $1.54 per share, the closing price of the Company’s stock on the date of award. The Compensation Committee delayed the grant date for this award until two trading days after the Company exited its blackout period on May 9, 2013. The number of shares subject to this option were based on an overall dollar value equal to 30% of Dr. Fonstein’s CBLI-only base pay as of December 31, 2012, divided by the per share Black-Scholes value of such option as determined on the grant date. In fiscal year 2012, Dr. Fonstein received stock options to purchase 56,250 shares of our common stock, which were awarded as part of his bonus for 2011. This option grant was fully vested upon grant. In addition, Dr. Fonstein was paid $22,672 in fiscal year 2012 for 401(k) matching contributions and reimbursement for an apartment he maintains in Buffalo, New York.

Dr. Fonstein’s employment agreement with Panacela provides that such agreement will automatically be terminated on the date of his death. Furthermore, the employment agreement permits Panacela to terminate Dr. Fonstein upon written notice at any time, with or without cause, or due to a permanent disability.

If Dr. Fonstein was terminated by us without cause as described in the agreement, he would be entitled to severance pay equal to three months of his annual salary. Pursuant to the employment agreement, to effect compliance with Section 409A of the Internal Revenue Code, such severance would not be paid until the earlier of six months and one day after termination or the his death. The employment agreement also contains confidentiality, assignment of inventions, non-competition and non-solicitation provisions to help protect the value of our intellectual property.

C. Neil Lyons, CPA

We entered into an employment agreement dated as of August 4, 2011 with C. Neil Lyons, our Chief Financial Officer, effective September 1, 2011. The employment agreement provides that Mr. Lyons’ initial employment term extended until August 31, 2012 and, thereafter, his employment term will be renewed pursuant to terms of the employment agreement for successive one-year periods, unless earlier terminated in accordance with its terms.

Mr. Lyons was paid a base salary at an annual rate of $254,500 in fiscal year 2013. As an executive officer of the Company, Mr. Lyons is eligible to earn an annual bonus based on corporate targets set by our board on an annual basis. For fiscal year 2013, in light of our cash position at December 31, 2013, and the lack of returns to our investors as evidenced by our stock price on such date, the Compensation Committee disregard the level of attainment of the 2013 performance goals. As such, no 2013 cash or equity bonuses were awarded under the 2013Annual Plan. For fiscal year 2012, and in lieu of any cash and option bonuses otherwise due under the 2012 Plan, Mr. Lyons was awarded a stock option grant on May 13, 2013 to purchase 77,131 shares of our common stock, with an exercise price of $1.54 per share, the closing price of the Company’s stock on the date of award. The Compensation Committee delayed the grant date for this award until two trading days after the Company exited its blackout period on May 9, 2013. The number of shares subject to this option were based on an overall dollar value equal to 30% of Mr. Lyons’s base pay as of December 31, 2012, divided by the per share Black-Scholes value of such option as determined on the grant date. The option will vest only if the average closing price of our stock is $5.00 or more for five consecutive trading days, subject to Mr. Lyons’ continued services with us through such date. In fiscal year 2012, Mr. Lyons received stock options to purchase 18,750 shares of our common stock, which were awarded as part of his bonus for 2011. This option grant was fully vested upon grant. Additionally, in fiscal 2011, Mr. Lyons was awarded stock options to purchase 125,000 shares of the Company’s common stock, of which 25% vested on the date on which Mr. Lyons commenced his employment, 25% vested on the one year anniversary date of his employment, and the remainder will vest in equal installments on the two and three year anniversary dates of the commencement of employment.

Mr. Lyons’ employment agreement provides that such agreement will automatically be terminated on the date of his death. Furthermore, the employment agreement permits us to terminate Mr. Lyons upon written notice at any time, with or without cause, or due to a permanent disability.

If Mr. Lyons is terminated by us without cause as described in the agreement, he would be entitled to severance pay equal to six months of his annual salary. In order to comply with Section 409A of the Internal Revenue Code, in certain instances, such severance may be delayed until the earlier of six months and one day after such executive’s separation from service or his death. The employment agreement also contains confidentiality, assignment of inventions, non-competition and non-solicitation provisions to help protect the value of our intellectual property.

Jean Viallet, M.D.

We entered into an employment agreement dated as of April 1, 2013 with Jean Viallet, our Chief Development Officer, effective April 1, 2013. The employment agreement provides that Dr. Viallet’s initial employment term extended until March 31, 2014 and, thereafter, his employment term will be renewed pursuant to terms of the employment agreement for successive one-year periods, unless earlier terminated in accordance with its terms. Dr. Viallet resigned on January 3, 2014.

Dr. Viallet was paid a base salary at an annual rate of $350,000 in fiscal year 2013. Dr. Viallet received stock options to purchase 100,000 shares of our common stock, of which 25% vested on the date on which Dr. Viallet commenced his employment, 25% vested on the one year anniversary date of his employment, and the remainder will vest in equal installments on the two and three year anniversary dates of the commencement of employment.

If Dr. Viallet had been terminated by us without cause as described in the agreement, he would have been entitled to severance pay equal to six months of his annual salary. In order to comply with Section 409A of the Internal Revenue Code, in certain instances, such severance may be delayed until the earlier of six months and one day after such executive’s separation from service or his death.

Andrei Gudkov, Ph.D., D.Sci.

During the year ended December 31, 2013, our Chief Scientific Officer, Andrei Gudkov, served in such capacity pursuant to a consulting agreement dated as of January 1, 2010 and as amended June 10, 2012. Dr. Gudkov’s consulting agreement has an initial term of one year and automatically renews for successive one-year periods, unless earlier terminated in accordance with its terms.

Pursuant to the consulting agreement, Dr. Gudkov received base compensation from CBLI, exclusive of salaries paid by our subsidiaries, at an annual rate of $138,677 in fiscal year 2013. Pursuant to the consulting agreement, Dr. Gudkov is deemed an executive officer of the Company and is eligible to participate in our executive compensation plan. In addition, Dr. Gudkov is eligible to earn an annual bonus based on corporate targets set by our board on an annual basis. For fiscal year 2013, in light of our cash position at December 31, 2013, and the lack of returns to our investors as evidenced by our stock price on such date, the Compensation Committee disregard the level of attainment of the 2013 performance goals. As such, no 2013 cash or equity bonuses were awarded under the 2013Annual Plan. For fiscal year 2012, and in lieu of any cash and option bonuses otherwise due under the 2012 Plan, Dr. Gudkov was awarded a stock option grant on May 13, 2013 to purchase 84,057 shares of our common stock, with an exercise price of $1.54 per share, the closing price of the Company’s stock on the date of award. The Compensation Committee delayed the grant date for this award until two trading days after the Company exited its blackout period on May 9, 2013. The number of shares subject to this option were based on an overall dollar value equal to 60% of Dr. Gudkov’s CBLI-only base pay as of December 31, 2012, divided by the per share Black-Scholes value of such option as determined on the grant date. The option will vest only if the average closing price of our stock is $5.00 or more for five consecutive trading days, subject to Dr. Gudkov’s continued services with us through such date. In fiscal year 2012, Dr. Gudkov received stock options to purchase 56,250 shares of our common stock, which were awarded as part of his bonus for 2011. This option grant was fully vested upon grant.

The consulting agreement permits us to immediately terminate such agreement upon written notice only “for cause.” The consulting agreement also permits either party to terminate such agreement without cause upon 14 days’ written notice to the other party. The consulting agreement also contains confidentiality and assignment of inventions provisions to help protect the value of our intellectual property, and an indemnification provision for the benefit of Dr. Gudkov.

Outstanding Equity Awards at Fiscal Year-End

The following table shows grants of stock options outstanding on the last day of the fiscal year ended December 31, 2013, including both awards subject to performance conditions and non-performance-based awards, to each of the executive officers named in the Summary Compensation Table. There were no stock option exercises by any of our named executive officers during the fiscal year ended December 31, 2013. There were no outstanding stock awards to the executive officers named in the Summary Compensation Table on the last day of the fiscal year ended December 31, 2013.

	Option Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Yakov Kogan		104,588	1.54	5/12/2023
	100,000		1.79	6/12/2022
	56,250		3.35	1/22/2022
	149,609		7.16	3/20/2021
	105,000		3.44	5/17/2020
	137,250		4.00	2/3/2018
	37,500		8.36	4/5/2017
Michael Fonstein		81,828	1.54	5/12/2023
	56,250		3.35	1/22/2022
	149,609		7.16	3/20/2021
	105,000		3.44	5/17/2020
	137,250		4.00	2/3/2018
	37,500		8.36	4/5/2017
C. Neil Lyons		77,131	1.54	5/12/2023
	18,750		3.35	1/22/2022
	93,750	31,250	2.41	8/31/2021
Jean Viallet	25,000	75,000	2.04	4/1/2016
Andrei Gudkov		84,057	1.54	5/12/2023
	56,250		3.35	1/22/2022
	149,609		7.16	3/20/2021
	105,000		3.44	5/17/2020
	137,250		4.00	2/3/2018
	37,500		8.36	4/5/2017

Potential Payments upon Termination or Change-In-Control

The following descriptions are based on the employment agreements of Dr. Kogan, Dr. Fonstein, Dr. Viallet and Mr. Lyons and the consulting agreement of Dr. Gudkov that were in effect as of December 31, 2013.

If an executive is terminated for “cause” or resigns, we would not have any further obligations, except the payment of any base salary and reimbursable expenses accrued through the date of termination of such executive. If any of our executives except Dr. Gudkov is terminated by us without cause, as described in his employment agreement, he would be entitled to severance pay equal to six months of his annual base salary reduced by the amount of compensation earned by the executive at other employment. If such executive is terminated due to a permanent disability or death, he would be entitled to receive severance pay equal to the base salary that would have been payable if he had continued his employment for the remaining term under his employment agreement. However, if such executive becomes permanently disabled or dies as a result of, or in conduct of, his employment duties under his employment agreement, he would be entitled to severance pay equal to his base salary that would have been payable had he continued his employment for a period of no less than 18 months. In order to comply with Section 409A of the Internal Revenue Code, in certain instances, such severance may be delayed until the earlier of six months and one day after such executive’s separation from service or his death.

Under the employment agreements, a “permanent disability” will be deemed to occur if such executive suffers a physical or mental illness, injury or infirmity that prevents him from performing, with or without reasonable accommodations, his essential job functions, for a total period of 120 days in any 360-day period. “Cause,” as defined in the employment agreements, includes, among others, the following events, as determined in the reasonable good faith judgment of our board:

•	the failure of such executive to perform his duties or comply with reasonable directions of our board which continues for ten days after our board has given written notice to such executive, specifying in reasonable detail the manner in which such executive has failed to perform such duties or comply with such directions;

•	the determination by our board in the exercise of its reasonable judgment that such executive has committed an act or acts constituting a felony, dishonesty or disloyalty with respect to the Company or fraud;

•	the determination by our board in the exercise of its reasonable judgment that such executive has committed an act, or has failed to take action, which act or failure to take action adversely affects the Company’s business or reputation or indicates alcohol abuse or drug use by such executive that adversely affects his performance of the essential job functions hereunder; or

•	the breach, non-performance or non-observance of any of the terms of such executive’s employment agreement (other than as described in the first bullet above) or any other agreement to which such executive and the Company are parties, by such executive, if such breach, non-performance or non-observance shall continue beyond a period of ten business days immediately after written notice thereof by the Company to such executive.

Pursuant to Dr. Gudkov’s consulting agreement, Dr. Gudkov may be terminated by us, effective immediately upon receipt of written notice, if he (a) breaches or threatens to breach the provisions relating to inventions and proprietary information, (b) engages in any malfeasance, misconduct or conduct likely to cause reputational harm to the Company, (c) enters into a relationship with a third party that creates a conflict of interest with his consulting services to the Company, (d) fails to perform or neglects his duties after written notice from the chief executive officer, or (e) dies or becomes physically or mentally disabled such that in the Company’s reasonable judgment, Dr. Gudkov cannot perform his duties. The consulting agreement permits either Dr. Gudkov or us to terminate the consulting agreement upon 14 days’ notice. Following termination, we are required to pay Dr. Gudkov all fees owed for services rendered prior to the termination date. If Dr. Gudkov is terminated without cause within the one year period following a change of control of the Company, he will be entitled to a payment equal to two and a half times his annual compensation under the consulting agreement, to be paid over a two and a half year period following the commencement of the payments, and the bonus he would have received for the year in which the termination occurred, to be paid in a lump sum on the date it would have been paid had the consulting agreement not been terminated. The severance payment and bonus are conditional upon Dr. Gudkov signing a release of all claims against the Company.

The following table summarizes the payments that would have been made to our named executive officers under the employment or consulting agreements, as applicable, upon a termination on December 31, 2013.

	Voluntary Termination/ Termination for Cause	Termination Without Cause	Death or Disability In Performance of Duty Death or Disability In Performance of Duty
Yakov Kogan	$—	$172,500	$517,500
Michael Fonstein	$—	$—	$—
Neil Lyons	$—	$127,250	$381,750
Jean Viallet	$—	$175,000	$525,000
Andrei Gudkov (1)	$—	$—	$—

(1)	Pursuant to his consulting agreement, Mr. Gudkov would be entitled to receive a termination payment if he is terminated without cause within the one-year period following a change of control of the Company.

Actual amounts that the named executive officers could receive in the future as a result of a termination of employment could differ materially from the amounts set forth above as a result of, among other things, changes in their base salaries, changes in our stock price and the vesting and grants of additional equity awards.

Director Compensation

The following is a description of the standard cash compensation arrangements for fiscal year 2013 under which the members of the Cleveland BioLabs, Inc. Board of Directors are compensated for their service as directors, including as members of the various committees of our board. Each of our directors who also serve as NEOs are not compensated in addition to the compensation they receive as an NEO of the Company as disclosed above.

		Position held by (2)
Position	Annual fee	Through June 2013	After June 2013
			Drs. Hohn & DiCorletto, Mr.
		Drs. Kasten, Hohn &	Antal, Ms. Brown, Mr.
Board member	$50,000	DiCorletto and Mr. Antal	Principi, and Mr. Saluck
Board Chairman (1)	20,000	Dr. Hohn	Dr. Hohn
Audit Committee Chairman	15,000	Mr. Antal	Mr. Antal
Audit Committee members	10,000	Drs. Hohn & DiCorletto	Dr. Hohn & Mr. Saluck
Compensation Committee Chairman	7,500	Mr. Antal	Ms. Brown
Compensation Committee members	5,000	Drs. Hohn & DiCorletto	Mr. Antal & Dr. DiCorletto
Nomination and Governance Committee Chairman	2,500	Dr. Hohn	Dr. Hohn
Nomination and Governance Committee members	2,500	Mr. Antal & Dr. DiCorletto	Ms. Brown & Mr. Principi

(1)	Board Chairman fee commenced in 2014
(2)	Annual fees were pro-rated as appropriate for the period or each member’s service.

In addition to annual cash compensation we also compensate our board with equity in the form of options to purchase shares of our common stock. We grant options to purchase 15,000 shares of our common stock upon appointment to the board and options to purchase 35,000 shares of common stock upon annual election to continue service. Each grant is fully vested when issued and is exercisable for ten years. Each of our independent directors is also reimbursed for reasonable out-of-pocket expenses incurred in attending our board or board committee meetings.

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2013 to each of our directors.

Name (a)	Paid in Cash ($) (b)	Stock Awards (1)($) (c)	Option Awards (2)($) (d)	Total ($) (h)
Bernard L. Kasten (3)	$24,792	—	—	$24,792
David C. Hohn	16,875	32,142	35,572	84,589
James J. Antal	71,667	0	35,572	107,239
Julia R. Brown	15,000	23,749	56,128	94,877
Paul E. DiCorleto	44,427	15,948	35,572	95,947
Anthony J. Principi	13,125	21,563	56,128	90,816
Randy S. Saluck	38,750	0	54,630	93,380

(1)	These amounts represent the grant date fair value of stock awards granted to each director in 2013 computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(2)	These amounts represent the grant date fair value of options granted to each director in 2013 computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(3)	Dr. Kasten retired from our board at the June 2013 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

Ms. Brown, Mr. Antal and Dr. DiCorleto were the members of the Compensation Committee during 2013. No member of the Compensation Committee is or has been an executive officer of the Company and except as described in section titled “Certain Relationships and Related Person Transactions,” no director who served on the Compensation Committee during 2013 had any relationships requiring disclosure by the Company under the Securities and Exchange Commission’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013, regarding shares of common stock that may be issued under the Company’s equity compensation plans, including the Equity Plan. Information is included for both equity compensation plans approved by the Company’s stockholders and not approved by the Company’s stockholders (which date back to before the Company became a reporting company under the Exchange Act).

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	5,460,899	$4.15	2,135,500
Equity compensation plans not approved by security holders (2)	103,934	$3.65	—

Total	5,564,833	$4.14	2,135,500

(1)	Consists of the Equity Plan.
(2)	The number shown consists of shares to be issued upon equity grants made by us prior to our initial public offering, when we did not have any defined equity compensation plans approved by our stockholders.

REPORT OF AUDIT COMMITTEE

The Board maintains an Audit Committee comprised of three non-employee members of the Board. After reviewing the qualifications of the current members of the committee, and any relationships they may have with the Company that might affect their independence from the Company, the Board has determined that (1) all current members of the Audit Committee are “independent” as that concept is defined in Section 10A of the Exchange Act, (2) all current members of the Audit Committee are “independent” as that concept is defined in The NASDAQ Marketplace Rules, (3) all current members of the Audit Committee are financially literate, and (4) Mr. Antal qualifies as an “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act.

The Audit Committee’s role and responsibilities are set forth in our charter adopted by the Board, which is available on our website at www.cbiolabs.com. The Audit Committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Meaden & Moore, Ltd. The members of the Audit Committee are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules. The Audit Committee serves in a board-level oversight role in which it provides advice, counsel and direction to management and the auditors based on the information it receives, on discussions with management and the auditors, and on the members of the Audit Committee’s experience in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisors, apart from counsel or advisors hired by management, as it determines appropriate, including experts in particular areas of accounting. Management is responsible for the reporting processes and preparation and presentation of financial statements and the implementation and maintenance of internal controls. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s consolidated financial statements to generally accepted accounting principles in the United States.

In fulfilling its responsibilities for the financial statements for fiscal year 2013, the Audit Committee took the following actions:

•	Reviewed and discussed each of the unaudited quarterly financial statements and the audited financial statements for the 2013 fiscal year with management and Meaden & Moore, Ltd., our independent registered public accounting firm;

•	Discussed with Meaden & Moore, Ltd. the matters required to be discussed in accordance with Statement on Auditing Standards No. 16, as amended, (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	Received written disclosures from Meaden & Moore, Ltd. regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board and communication with Meaden & Moore, Ltd. regarding their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Meaden & Moore, Ltd., the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

Members of the Audit Committee James J. Antal (Chairman) Randy S. Saluck David C. Hohn

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis. In making these statements, we have relied upon the written representations of our directors and executive officers and copies of their reports that have been filed with the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Pursuant to our Code of Conduct, the Audit Committee must provide written approval in advance for any transaction that could involve an actual, potential or perceived conflict of interest, including transactions where employees or directors have a substantial financial interest in any of our competitors, customers or suppliers, or where gifts or loans of value in excess of $200 are received in a year from our suppliers, customers or competitors. The policy also requires advance written approval for any transaction where an employee or director owns a substantial interest in an entity that has a prospective business relationship with, or is a competitor of, us. The following is a list of related persons with whom all transactions are reviewed and approved by the Audit Committee.

Pursuant to our existing license agreement with The Cleveland Clinic Foundation (“CCF”), we have paid, as of December 31, 2013, $550,000 in milestone payments. During the year ended December 31, 2013, we did not owe milestone payments to CCF. As of December 31, 2013, CCF beneficially owned less than 5% of our common stock. Dr. DiCorleto, one of our directors, is the Chairman of the Lerner Research Institute of CCF. I n making the determination of independence with respect to Dr. DiCorleto, the Nominating and Corporate Governance Committee of our board, with Dr. DiCorleto abstaining from the determination, considered Dr. DiCorleto’s affiliation with CCF and satisfied itself that this affiliation does not detract or interfere with Dr. DiCorleto’s ability to exercise independent judgment in carrying out his responsibilities as director and serving the best interests of our stockholders.

Our Chief Scientific Officer and board member, Dr. Andrei Gudkov, is the Senior Vice President of Basic Science and the Chairman of the Department of Cell Stress Biology at Roswell Park Cancer Institute (“RPCI”). We subcontract Dr. Gudkov’s laboratory at RPCI to perform certain research and development studies for us, and also purchase certain core products and services from RPCI, including mice, the housing and storage of mice, irradiator services, DNA sequencing and blood analysis. RPCI also serves as one of our clinical trial sites. In 2013, we paid RPCI approximately $2.7 million for the aforementioned services. In addition, we transferred 23 research scientists to Buffalo BioLabs, Inc. (“BBL”) in the later part of 2013, an entity partially-owned by Dr. Gudkov. We hire BBL on a project basis to perform research work, as needed and paid BBL approximately $336,000 for services provided during 2013.

Dr. Hohn, our director, is the Executive Director of Health Policy at the Cancer Center at RPCI. In making the determination of independence with respect to Dr. Hohn, the Nominating and Corporate Governance Committee of our board considered Dr. Hohn’s affiliation with RPCI and satisfied itself that this affiliation does not detract or interfere with Dr. Hohn’s ability to exercise independent judgment in carrying out his responsibilities as director upon his election and serving the best interests of our stockholders.

Dr. Polinsky, our director nominee, is the chief executive officer of Everon Biosciences, Inc. (“Everon”) and Tartis-Aging, Inc., sister companies owned in part with Bioprocess Capital Partners and Dr. Andrei Gudkov, our Chief Scientific Officer and board member. Bioprocess Capital Partners is our co-shareholder in Incuron LLC. During 2013, Everon paid CBLI approximately $200,000 for research work during the first nine months of the year, prior to the transfer of our research personnel to BBL. The Nominating and Corporate Governance Committee of our board considered Dr. Polinsky’s affiliation with Bioprocess Capital Partners and Dr. Gudkov along with the research work for which Everon compensated us, and satisfied itself that these affiliations do not detract or interfere with Dr. Polinsky’s ability to exercise independent judgment in carrying out his responsibilities as director upon his election and serving the best interests of our stockholders.

On March 1, 2010, we hired Leah Brownlee, J.D. who serves in the position of Vice President – Compliance and Operations. Ms. Brownlee is the spouse of Dr. Yakov Kogan who is a member of our board and our Chief Executive Officer. During the year ended December 31, 2013, Ms. Brownlee earned a base salary of $196,650, received cash bonuses of $7,000, received payment of $3,782 for unused vacation in accordance with the Company’s policy, and received common stock valued at $4,750. During 2013, Ms. Brownlee received options exercisable into 21,812 shares of common stock at a weighted average exercise price of $1.28 per share.

ELECTION OF DIRECTORS

(Notice Item 1)

Our Board of Directors currently consists of eight directors. Each of the directors, other than David C. Hohn, M.D., and Paul E. DiCorleto, is a nominee in the current election. Drs. Hohn and DiCorleto will retire from the Board at the meeting, following the expiration of their current terms. We plan to fill the vacancies created by the retirement of these directors with two of our director nominees and expect to increase the size of our Board of Directors to nine prior to the 2014 Annual Meeting to create a vacancy for our third director nominee to fill.

If elected, the nine nominees for election as directors at our 2014 Annual Meeting of Stockholders will serve for one-year terms expiring at our 2015 Annual Meeting of Stockholders. The Board recommends that the stockholders vote in favor of the election of the nominees named in this proxy statement to serve as our directors. See “Management and Corporate Governance—The Board of Directors” above. Proxies solicited by the Company for the election of directors cannot be voted for a greater number of persons than the number of nominees named in the proxy.

In accordance with NASDAQ Marketplace Rule 5605(b)(1), and the standard of independence defined in NASDAQ Marketplace Rule 5605(a)(2), “independent directors” currently make up a majority of our Board of Directors. Our independent directors and director nominees are James J. Antal, Julia R. Brown, Anthony J. Principi, Daniel F. Hoth, Richard S. McGowan, Alexander Polinsky and Randy S. Saluck. In making the determination of independence with respect to Dr. Polinsky, the Nominating and Corporate Governance Committee of the Board of Directors, with Dr. Polinsky abstaining from the determination, considered Dr. Polinsky’s affiliation with Bioprocess Capital Partners and Dr. Gudkov and satisfied itself that these affiliations do not detract or interfere with Dr. Polinsky’s ability to exercise independent judgment in carrying out his responsibilities as director and serving the best interests of our stockholders.

The Nominating and Corporate Governance Committee of the Board has reviewed the performance of the Board, and has recommended that all nominees be approved for reelection. Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted “FOR” the election as directors of Mr. Antal, Ms. Brown, Mr. Principi, Dr. Hoth, Mr. McGowan, Dr. Polinsky, Mr. Saluck, Dr. Kogan and Dr. Gudkov. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in that nominee’s place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted “FOR” each nominee at the meeting is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF MR. ANTAL, MS. BROWN, MR. PRINCIPI, DR. HOTH, MR. MCGOWAN, DR. POLINSKY, MR. SALUCK, DR. KOGAN AND DR. GUDKOV, AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Notice Item 2)

The Audit Committee has appointed Meaden & Moore, Ltd. as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2014. The Board proposes that the stockholders ratify this appointment. Meaden & Moore, Ltd. audited our financial statements for the fiscal year ended December 31, 2013. We expect that representatives of Meaden & Moore, Ltd. will be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In the event the stockholders do not ratify the appointment of Meaden & Moore, Ltd. as our independent registered public accounting firm, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of us and our stockholders.

The affirmative vote “FOR” of a majority of the shares cast affirmatively or negatively at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF MEADEN & MOORE, LTD. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

Principal Accountant Fees and Services

Meaden & Moore, Ltd. acts as the principal auditor for us and also provides certain audit-related services. We have entered into an engagement agreement with Meaden & Moore, Ltd. that sets forth the terms by which Meaden & Moore, Ltd. will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The Audit Committee pre-approves all services provided by Meaden & Moore, Ltd. to us. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The fees for the services provided by Meaden & Moore, Ltd. to us are set forth below:

Audit Fees

Audit Fees were $128,296 for the year ended December 31, 2013 and were $127,053 for the year ended December 31, 2012. Audit Fees consisted of work performed in the audit of financial statements, and the audit of the Company’s internal controls over financial reporting, and work performed in connection with quarterly financial statement reviews, statutory audits, consultation regarding financial accounting and/or reporting standards, filings with the SEC and comfort letters.

Audit-Related Fees

There were no fees billed by Meaden & Moore, Ltd. for Audit-Related Fees during the years ended December 31, 2013 and December 31, 2012.

Tax Fees

There were no fees billed by Meaden & Moore for Tax Fees during the years ended December 31, 2013 and December 31, 2012.

All Other Fees

There were no fees billed by Meaden & Moore for Other Fees during the years ended December 31, 2013 and December 31, 2012.

ADVISORY VOTE ON EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT

(Notice Item 3)

We are seeking your advisory vote on the approval of the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and the related material contained in this proxy statement. Because your vote is advisory, it will not be binding on our Compensation Committee or our Board. However, the Compensation Committee and the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. Our current policy is to provide stockholders with an opportunity to approve the compensation of the named executive officers each year at the annual meeting of the stockholders. It is expected that the next such vote will occur at the 2014 annual meeting of the stockholders.

Our compensation philosophy is designed to align each executive’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is directly related to performance factors that measure our progress against the goals of our strategic and operating plans, as well as our performance against that of our peer companies. Furthermore, a significant proportion of our executive compensation is paid in the form of stock options, aligning our executive’s interests with those of our stockholders. We believe that our executive compensation is designed to promote the creation of long-term stockholder value and position the Company for long-term success.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

In accordance with the rules recently adopted by the SEC, the following resolution, commonly known as a “say-on-pay” vote, is being submitted for a stockholder vote at the 2014 Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers of Cleveland BioLabs, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in the proxy statement, is hereby APPROVED.”

The affirmative vote “FOR” of a majority of the shares cast affirmatively or negatively at the Annual Meeting is required to approve, on an advisory basis, this resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

OTHER MATTERS

The Board knows of no other business that will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

PROPOSALS OF STOCKHOLDERS

To be considered for inclusion in the proxy statement relating to our 2015 Annual Meeting of Stockholders, we must receive stockholder proposals (other than for director nominations) no later than 120 days prior to April 30, 2015. In accordance with our Second Amended and Restated By-Laws, to be considered for presentation at the 2015 Annual Meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than 120 days prior to, and no later than 90 days prior to, June 11, 2015. Proposals that are not received in a timely manner will not be voted on at the 2015 Annual Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. Any such notice must include information specified in our Second Amended and Restated By-Laws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of our stock. All stockholder proposals should be marked for the attention of the Office of the Secretary, Cleveland BioLabs, Inc., 73 High Street, Buffalo, New York 14203.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ««« EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on June 10, 2014.

INTERNET/MOBILE –
www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE — DO NOT SEPARATE — INSERT IN ENVELOPE PROVIDED ▲

PROXY	Please mark your votes like this	☒
The Board of Directors recommends that you vote “FOR ALL” nominees in Proposal 1 and “FOR” Proposals 2 and 3.

1.	Election of Directors
	NOMINEES: 01 James J. Antal 02 Julia R. Brown 03 Andrei Gudkov 04 Daniel F. Hoth 05 Yakov Kogan 06 Richard S. McGowan 07 Anthony J. Principi 08 Alexander Polinsky 09 Randy S. Saluck	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT (indicate excepted nominee below)
		☐	☐	☐

(Except nominee(s) written above.)

		FOR	AGAINST	ABSTAIN
2.	Ratification of Meaden & Moore, Ltd. as auditor for the fiscal year ending December 31, 2014	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Approval of the executive compensation of Cleveland BioLabs, Inc. (advisory vote)	☐	☐	☐
The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

                COMPANY ID:

                PROXY NUMBER:

                ACCOUNT NUMBER:

Signature	Signature	Date	, 2014.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held June 11, 2014

The Proxy Statement and our 2013 Annual Report to Stockholders are

available at http://www.cstproxy.com/cbiolabs/2014

▲ FOLD HERE — DO NOT SEPARATE — INSERT IN ENVELOPE PROVIDED ▲

PROXY

CLEVELAND BIOLABS, INC.

Proxy Solicited on Behalf of the Board of Directors

For The Annual Meeting of Stockholders—June 11, 2014

The undersigned appoints Yakov Kogan and C. Neil Lyons, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the capital stock of Cleveland BioLabs, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on June 11, 2014, or at any adjournment or postponement thereof. The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof. The undersigned hereby revokes ALL previous proxies given to vote at the Annual Meeting of Stockholders to be held on June 11, 2014, or at any adjournment or postponement thereof.

Unless otherwise marked, a signed proxy will be voted FOR the election of the nominees named in Proposal 1, FOR the ratification of the appointment of Meaden & Moore, Ltd. as independent auditor as described in Proposal 2 and FOR the approval of the executive compensation to the Cleveland BioLabs, Inc. (advisory vote) as described in Proposal 3.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.

(Continued, and to be marked, dated and signed, on the other side)